Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

VIRTUSA CORPORATION,

OSB CONSULTING LLC

AND

THE SELLER MEMBER OF OSB CONSULTING LLC

i

ARTICLE 4 ADDITIONAL AGREEMENTS		27
4.1	Expenses	27
4.2	Certain Filings	27
4.3	Trademarks; Tradenames; Domain Names	28
4.4	Payments With Respect to Purchased Assets	28
4.5	Tax Matters	28
4.6	Confidentiality; Non-Compete; Non-Solicitation	29
4.7	Litigation Support	32
4.8	Transition Services	33
4.9	Employee and Related Matters	33
4.10	Seller Personal Information	35
4.11	Company Financial Statements	35
4.12	Maintenance of the Existence of the Company	35

ARTICLE 5 DELIVERABLES		36
5.1	Company Deliverables	36
5.2	Buyer Deliverables	37

ARTICLE 6 REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS		37
6.1	Survival of Representations and Warranties	37
6.2	Indemnification of Buyer	38
6.3	Indemnification Provisions for Benefit of the Company and the Seller Member	39
6.4	Matters Involving Third Parties	40
6.5	Manner of Payment	41
6.6	Insurance and Third Party Recovery	42
6.7	Offset	42
6.8	Delivery and Release of Holdback Fund	42

ARTICLE 8 Certain Definitions		43
8.1	Additional Definitions	48

ARTICLE 9 MISCELLANEOUS		50
9.1	No Third Party Beneficiaries	50
9.2	Entire Agreement	50
9.3	Successors and Assigns	50
9.4	Counterparts	51
9.5	Headings	51
9.6	Notices	51
9.7	Governing Law	52
9.8	Amendments and Waivers	52
9.9	Incorporation of Schedules	52
9.10	Construction	52
9.11	Severability of Provisions	53
9.12	Specific Performance	53
9.13	Successor Laws	53
9.14	Release	53
9.15	Delivery by Facsimile, etc.	53
9.16	Captions	53
9.17	Consent to Jurisdiction	53
9.18	Waiver of Jury Trial	54

INDEX

EXHIBITS

None

SCHEDULES

Schedule 1.1(a)(i) Schedule 1.1(a)(v) Schedule 1.1(b)(v) Schedule 1.1(b)(xi)	Tangible Personal Property Deposits, Prepayments and Prepaid Expenses Excluded Contracts Excluded Assets
Schedule 1.5(b)	Company Revenues and Operating Profit Margin
Schedule 2.2(a)	Capitalization; Pro-Rata Shares
Schedule 2.2(b)	Preemptive Rights; Rights of First Refusal
Schedule 2.2(c)	Transfer and Voting Agreements
Schedule 2.3	Subsidiaries; Investments
Schedule 2.4(b)	Authorization; No Breach
Schedule 2.5(a) Schedule 2.5(c)	Financial Statements Accounts Payable
Schedule 2.6(a)	Undisclosed Liabilities
Schedule 2.6(b)	Indebtedness
Schedule 2.7(a)	Title to Assets
Schedule 2.7(b)	Condition of Assets
Schedule 2.8(a)	Tax Returns
Schedule 2.8(b)	Withholdings
Schedule 2.8(c)	Tax Matters
Schedule 2.9(a)	Material Contracts
Schedule 2.9(d)	Prior Names
Schedule 2.10(a)	Company Intellectual Property
Schedule 2.10(b)	Ownership of Company Intellectual Property
Schedule 2.10(d)	Actions Regarding Company Intellectual Property
Schedule 2.10(e)	Infringement of Company Intellectual Property
Schedule 2.10(f)	Compensation or Consideration Regarding Company Intellectual Property
Schedule 2.11 Schedule 2.12	Litigation, etc. Brokers
Schedule 2.13	Insurance
Schedule 2.14(a)(i)	Labor
Schedule 2.14(b)(i)	Employees
Schedule 2.14(b)(ii)	Contingent Workers
Schedule 2.14(b)(iii)	Employee Obligations
Schedule 2.14(b)(iv)	Terminations
Schedule 2.14(c) Schedule 2.14(d)	Employee Classification Employment Laws
Schedule 2.15(a)	Employee Benefit Plans
Schedule 2.15(b)	Qualification of Employee Benefit Plans

Schedule 2.15(e)	Fully Insured Employee Benefit Plans
Schedule 2.16	Compliance with Laws
Schedule 2.17	Affiliated Transactions
Schedule 2.18(a)	Material Customers
Schedule 2.18(b)	Non-Written Agreements
Schedule 2.18(c)	Material Suppliers
Schedule 2.19(a)	Warranties
Schedule 2.19(b)	Pricing Schedule
Schedule 2.20(b)	Leased Real Property
Schedule 2.22 Schedule 2.23 Schedule 2.24 Schedule 4.9(a) Schedule 5.1(c) Schedule 5.1(f) Schedule 5.1(i) Schedule 8.1(i) Schedule 8.1(ii)

Governmental Licenses and Permits; Legal Compliance

Absence of Certain Developments

Bank Accounts

Active Employees; Foreign Employees; Inactive Employees

Required Contract Consents

Lien Releases

Lessor Certificates

Terminated Contracts

Assumed Contracts

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 1, 2013, by and among (i) OSB CONSULTING LLC, a New Jersey limited liability company, and each of its Subsidiaries (collectively, except with respect to Section 2.1 herein, the “Company” or “Seller”), (ii) the sole member of the Company listed on the signature pages hereto (the “Seller Member”) and (iii) Virtusa Corporation, a Delaware corporation (“Buyer”).  Terms used herein and not otherwise defined herein shall have the meaning given to such terms in Article 8 hereof.

WHEREAS, the Company is engaged in the business of providing services related to or involving any business that provides IT consulting, implementation, or business consulting services or products, including without limitation, services related to SAP products and services in the banking, financial service and insurance industries (as currently conducted, and currently proposed to be conducted, by the Company and its Subsidiaries, the “Business”); and

WHEREAS, Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, certain of the assets of the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1                               Purchase of Assets.

(a)                                 Purchased Assets.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Buyer shall purchase, and the Company shall sell, convey, assign, transfer and deliver to Buyer, all of the assets, properties, rights, titles and interests, other than the Excluded Assets, of every kind or nature owned, leased, licensed or otherwise held by the Company (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible, real, personal or mixed and wherever located, including all of the following assets (collectively, the “Purchased Assets”):

(i)                                     all tangible personal property, including all machinery, equipment, molds, tools, spare parts, furniture, accessories, office materials, packaging and shipping materials, office equipment, personal computers, telephone units, facsimile machines, file cabinets, artwork and drawings and other tangible personal property, including those items listed on Schedule 1.1(a)(i);

(ii)                                  all raw materials, work-in-progress, finished goods, supplies and other inventories, wherever situated subject to Client rights (the “Inventory”);

(iii)                               subject to Section 1.1(b) and Section 1.3, all rights existing under the Assumed Contracts;

(iv)                              all rights to the employment of the employees of the Company;

(v)                                 with respect to Assumed Contracts, and with respect to any of the foregoing rights which accrue after the Closing Date, all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds) including those listed on Schedule 1.1(a)(v), except also for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(vi)                              all Intellectual Property of the Company;

(vii)                           all Permits;

(viii)                        all books and records, including ledgers, correspondence, lists, studies and reports and other printed or written materials, including, without limitation, all lists and records pertaining to customers, personnel, agents, suppliers, distributors and pricing, purchase and sale records, quality control records, research and development files, files and data, company manuals and other business related documents and materials, whether written, electronic or otherwise, all telephone and facsimile numbers and internet access (including email) accounts, and all information relating to Taxes; provided, that the Company may retain copies of any records as may be required by or to comply with applicable Law or as necessary or advisable to perform its obligations hereunder;

(ix)                              all other assets of any kind or nature of the Company; and

(x)                                 all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the foregoing Purchased Assets.

(b)                                 Excluded Assets.  Notwithstanding the foregoing, the following assets of the Company are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets to be conveyed as contemplated hereby:

(i)                                     all cash and cash equivalents;

(ii)                                  all accounts receivable,  unbilled work in process as of the Closing, notes receivable and other amounts receivable from third parties, including customers and employees (other than receivables in connection with any Purchased Assets for services provided following the Closing Date);

(iii)                               the general ledgers, accounting records, minute books, charter documents, stock books, correspondence and materials related to the Company’s Tax Returns, including any declarations, reports or statements, statutory books, corporate seals or other records having to do with the corporate organization of the Company;

(iv)                              the personnel files or records and any other records that the Company is required by Law to retain in its possession; provided that Buyer shall be given copies of such records as such documents exist as of the Closing Date;

(v)                                 all rights to the Contracts set forth on Schedule 1.1(b)(v) ;

(vi)                              all bank accounts;

(vii)                           the rights which accrue or will accrue to the Company under this Agreement or the other Transaction Documents;

(viii)                        all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds) relating to the foregoing Excluded Assets; and

(ix)                              all insurance policies for the benefit of the Company or its Affiliates and all rights thereunder relating to the foregoing Excluded Assets.

(x)                                 with respect to Excluded Assets, or with respect to any Assumed Contract, but only with respect to the foregoing claims under any Assumed Contract which only accrued prior to the Closing Date, all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds). To avoid confusion the parties agree that the Seller will retain any security deposit paid by Seller on the Lease.

(xi)                              Personal items listed on Schedule 1.1(b)(xi).

1.2                               Assumption of Liabilities.

(a)                                 Assumed Liabilities.  At the Closing, Buyer shall assume and shall agree to pay, defend, discharge and perform as and when due and performable all Liabilities arising under each Assumed Contract from and after the Closing (other than Liabilities attributable to products sold, services rendered or other actions on or prior to the Closing Date, or to any failure by the Company to comply with the terms thereof on or prior to the Closing Date or Liabilities directly related to the transfer of the Purchased Assets (including Company Transaction Expenses) as contemplated by this Agreement) (the “Assumed Liabilities”).

(b)                                 Excluded Liabilities.  Notwithstanding anything to the contrary contained herein,  Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of the Company or any Affiliate thereof (or any predecessor owner of all or part of the Company’s business or assets) of whatever nature whether currently in existence or arising or asserted hereafter.  All such other Liabilities shall be retained by and remain Liabilities of the Company and its Affiliates (all such Liabilities not being assumed are herein referred to as the “Excluded Liabilities”).  Without limiting the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(i)                                     all Excluded Taxes;

(ii)                                  all Indebtedness;

(iii)                               all Liabilities relating to or arising out of the Company’s bonus plans, whether written or oral, including any promises to Company employees,  made or in effect prior to the Closing Date (the “Company Bonus Plans”);

(iv)                              all claims, causes of action, litigation and other rights of third parties relating to or arising out of (A) the Assumed Contracts, including, without limitation, any warranty or indemnity obligation of the Company in respect of products sold or services rendered on or prior to the Closing Date or claims against the Company directly related to the transfer of the Purchased Assets as contemplated by this Agreement or (B) the Excluded Assets, including, without limitation, any Contract that is not an Assumed Contract;

(v)                                 all accounts payable and accrued expenses of the Company (whether prior to or following the Closing);

(vi)                              all Liabilities relating to or arising out of the Excluded Assets, including, without limitation, any Contract that is not an Assumed Contract;

(vii)                           all Liabilities relating to or arising out of the Assumed Contracts, including any warranty or indemnity obligation of the Company, right of refund, rights of set off or other obligations or claims, solely in respect of products sold or services rendered on or prior to the Closing Date;

(viii)                        all Environmental Liabilities; and

(ix)                              all Liabilities relating to or arising out of the Company’s employment of the employees of the Company, including without limitation wages, commission, accrued vacation pay, performance and other bonuses, benefits and ownership interests, all Liabilities arising out of any Employee Benefit Plan or 401(k) Plan of the Company.

1.3                               Assignment of Contracts and Rights.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Company thereunder.  The Company will use its best efforts to obtain the consent of the other parties to any such Contract in accordance with the Required Contract Consent for the assignment thereof to Buyer or its designated Affiliate as Buyer may request.  Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Buyer or the Company thereunder so that Buyer would not in fact receive all rights under such Contract, the Company and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Company would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Company’s obligations and Liabilities (solely to the extent provided in Section 1.2(a)), any and all rights of the Company against a third party thereto. The Company will promptly pay to Buyer when received all monies received by the Company under any such Contracts relating to or arising out of products delivered, services rendered or work performed on or after the Closing Date, and Buyer shall pay, defend, discharge and perform all Liabilities relating to or arising out of products delivered, services rendered or work performed on or after the Closing Date under such Contracts.

1.4                               The Closing.

(a)                                 Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by the Transaction Documents (the “Closing”) shall take place (i) at the offices of Goodwin Procter LLP, 53 State Street, Exchange Place, Boston, MA 02109, or electronically, at 12:01 a.m. (local time), on November 1, 2013, or at such other place or on such other date as is mutually acceptable to Buyer, the Company and the Seller Member.  The date of the Closing is herein referred to as the “Closing Date.”  All transactions shall be deemed to occur at 12:01 a.m. on the Closing Date, and the Closing shall be effective as of 12:02 a.m. on the Closing Date.

(b)                                 Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, and in the following order:

(i)                                     At the Closing, the initial purchase price (the “Purchase Price”) to be paid by Buyer for the Purchased Assets shall be Seven Million Dollars ($7,000,000),  less (A) the Operating Expense Amount, less (B) the Holdback Amount (as defined below).  With respect to any Purchase Price payable hereunder which is an Earn-out Amount hereunder, on 30 days prior written notice to Company and Seller Member, Buyer shall be entitled to deduct from such Purchase Price any amounts required to be withheld and deducted under the Code or other applicable Tax law, if any.  Any amount so deducted shall be remitted by Buyer to the appropriate Governmental Entity.  To the extent such amounts are withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant recipient.  The Purchase Price shall be paid as provided in Section 1.4(b)(ii) and any Earn-out Amount shall be made per Section 1.5 hereunder.

(ii)                                  At the Closing, Buyer shall deliver, in exchange for the Purchased Assets, the Purchase Price to the Company in immediately available funds by wire transfer to an account designated by the Company by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date (the “Seller Account”).

(c)                                  In addition to the foregoing, as applicable, the Company shall deliver to Buyer or one or more of its designees such deeds, bills of sale, endorsements, Consents (as defined below), assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary to vest in Buyer or one or more of its designees all right, title and interest in, to and under the Purchased Assets in the manner described herein free and clear of all Liens and in form and substance reasonably satisfactory to Buyer.

(d)                                 At the Closing, Buyer shall deposit the amount of Six Hundred Eighty-Four Thousand Dollars ($684,000) (the “Holdback Amount”) in immediately available funds by wire transfer in the Holdback Fund. The Holdback Amount will serve as one source, but not the exclusive source, for the satisfaction of any indemnification or other claims of any Buyer Party (as defined below) pursuant to Article 6.  On the date that is twelve (12) months following the Closing Date, provided that no Buyer Party has any claim for indemnification pursuant to Article 6 hereof, any remaining Holdback Amount shall be delivered by Buyer to the Company from the Holdback Fund in accordance with Section 6.8.

(e)                                  Closing Deliveries.  At the Closing, subject to and on the terms and conditions set forth in this Agreement: (i) Buyer shall deliver to the Company or the Seller Member, as appropriate, each of the documents required to be delivered by Buyer pursuant to Section 5.2 that has not been delivered prior to the Closing Date; and (ii) the Company and the Seller Member shall deliver to Buyer each of the documents required to be delivered by such Parties pursuant to Section 5.1 that has not been delivered prior to the Closing Date.

1.5                               Allocation of Purchase Price; Earn-out.  (a) As promptly as practicable, but no later than sixty (60) days following the last day of the month in which the Closing occurs, Buyer shall prepare an allocation of the Purchase Price (and all other allocable costs) among the assets of the Company in accordance with Code Sections 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate) (the “Allocation”).  Buyer shall promptly submit the Allocation to the Company for approval.  Buyer will make available to the Company and its accountant all records of work papers used in preparing the Allocation.  The Company shall have thirty (30) days to review the Allocation.  If the Company does not deliver written notice to Buyer of any disagreement with Buyer’s calculations within such thirty (30) day review period, then the Allocation shall become final.  If the Company disagrees with any item set forth in Buyer’s Allocation, the Parties will have fifteen (15) days to attempt to mutually resolve the disagreement.  If any item remains in dispute at the end of the fifteen (15) day period, the dispute will be submitted to and settled by Ernst & Young or another independent accounting firm of nationally recognized standing reasonably satisfactory to the Company and Buyer (who shall not have any material relationship with the Company, the Seller Member or Buyer) (the “Independent Accountant”).  The Company and Buyer shall jointly engage the Independent Accountant to review this Agreement and to resolve the disputed items or amounts for the purpose of calculating the Allocation.  In making such calculation, the Independent Accountant shall, acting as an expert and not an arbiter, consider only those items or amounts in the Buyer’s calculation of the Allocation as to which the Company has disagreed.  The Independent Accountant’s determination will be based solely on presentations by the Company and Buyer and the Independent Accountants shall deliver to the Company and Buyer as promptly as practicable (but in any event within thirty (30) days of its engagement) a report setting forth such calculation.  Such report shall be final and binding upon the Company, the Seller Member and Buyer.  The fees and expenses of the Independent Account shall be borne equally by the Company and Buyer.  Buyer, the Seller Member, the Company and their Affiliates agree (i) that the Allocation shall represent the fair market values of the Company’s assets, (ii) to prepare and file all Tax Returns (including, but not limited to, Internal Revenue Service Forms 8594) in a manner consistent with the Allocation, and (iii) not to take any Tax position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable law.  All adjustments to the Purchase Price shall also be allocated in accordance with the methodology set forth in the Allocation.  The Company shall timely and properly prepare, execute, file and deliver all documents, forms and other information as Buyer may reasonably request to prepare the Allocation.

(b)  Earn-Out Statement.  Promptly, but in any event within sixty (60) days after the end of the five month period ending March 31, 2014 (“FY14 Target Period”), the nine month period ending December 31, 2014 (“CY14 Target Period”) and the 12 month period ending December 31, 2015 (the “CY15 Target Period,” and together with the FY14 Target Period and the CY14 Target Period, a “Target Period” or “Target Periods,” as the case may be), Buyer shall in good faith prepare or cause to be prepared and furnished to the Company and the Seller Member a written statement (the “Earn-Out Statement”) setting forth its calculation of the Company Revenues and Operating Profit Margin (each as defined on Schedule 1.5(b)), in each case, prepared in accordance with Schedule 1.5(b) hereto for the applicable Target Period.  Following receipt of the Earn-Out Statement for the applicable Target Period, the Seller Member shall be afforded a period of forty-five (45) days to review the Buyer’s calculation of the Company Revenues and Operating Profit Margin.  At or before the end of the forty-five (45) day review period, the Company or Seller Member shall either (i) accept the Earn-Out Statement in its entirety or (ii) deliver to the Buyer a written notice (a “Dispute Notice”) setting forth a detailed explanation of those items in or omitted from the Earn-Out Statement that the Seller Member or the Company disputes, including the amount thereof (each, an “Item of Dispute”); provided, that the only basis on which the Seller Member or the Company shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the terms of this Agreement and Schedule 1.5(b), including not in accordance with GAAP or due to fraud or misrepresentation, or contains mathematical or clerical errors.  If the Seller Member or Company does not deliver a Dispute Notice to the Buyer within the forty-five (45) day review period, the Seller Member and the Company shall be deemed to have accepted the Earn-Out Statement in its entirety.  If the Seller Member or the Company delivers a Notice of Dispute in which some, but not all, of the items in the Earn-Out Statement are properly disputed, the Seller Member and the Company shall be deemed to have accepted all of the items not disputed other than those not directly disputed but which are affected by an Item of Dispute. Buyer shall pay amounts earned hereunder which are not an Item of Dispute hereunder per this Section 1.5.  The Parties shall and shall cause their respective Affiliates to cooperate fully with Buyer in connection with the preparation of the Earn-Out Statement.  After the delivery of the Earn-Out Statement, Buyer shall cooperate with the Seller Member and the Company and his or its representatives in connection with its review of the Earn-Out Statement, including by providing the Seller Member and the Company and his or its accountants reasonable access during business hours to materials used in the preparation of the Earn-Out Statement and the individuals who prepared the Earn-Out Statements.

(c) Each quarter during the Earn Out Period the Buyer shall deliver within 40 days after the immediately preceding quarter an earn out statement to the Company and the Seller Member in sufficient detail to enable the Company and Seller Member to determine the Operating Profit Margin to that point in time.  Company or Seller Member may or may not in its or his reasonable discretion question the quarterly earn out statement.

(d) Company Revenue and Operating Profit Margin Record Retention.  During each applicable Target Period and for three (3) years after the final Target Period, Buyer shall keep, and shall cause its Affiliates to keep, complete and accurate books and records of all Company Revenues and Operating Profit Margin.  Upon the written request of the Company or Seller Member, Buyer shall permit, and shall cause its Affiliates to permit, at the expense of the Seller Member or the Company, an independent certified public accounting firm of recognized standing selected by the Seller Member or the Company and reasonably acceptable to the Buyer or the Seller Member to have access during normal business hours to such of the records of the Buyer as may be reasonably necessary to verify the accuracy of the Earn-Out Statement; provided, however, that such accounting firm and/or Seller Member has entered into a confidentiality agreement in reasonably customary form and substance with the Buyer.

(e)                                  Dispute Resolution by the Parties.  If the Seller Member or the Company delivers a Dispute Notice to Buyer within the required forty-five (45) day period, Buyer, on the one hand, and the Seller Member and the Company on the other, shall use reasonable best efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Earn-Out Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Earn-Out Statement (as so modified) shall be conclusive and binding on all Parties.

(f)                                   Determination by Independent Accounting Firm.  If any Item of Dispute remains unresolved for a period of fifteen (15) days after Buyer’s receipt of a Dispute Notice, then either the Buyer, on the one hand, or the Seller Member or the Company, on the other, may, within five (5) days thereafter, submit the dispute to Independent Accounting Firm.  Buyer, and the Company or Seller Member, as the case may be, shall each provide their respective calculations of the Company Revenues and Operating Profit Margin and the Items of Dispute in writing to each other and the Independent Accounting Firm and shall request that the Independent Accounting Firm render a written determination, which determination (i) shall be based solely on whether each such Item of Dispute was prepared in accordance with the terms of this Agreement and Schedule 1.5(b)  or whether each such Item of Dispute contains a mathematical or clerical error or errors or other permissible exception or claim under this Agreement, and (ii) shall not be resolved so the final amount determined by the Independent Accounting Firm is more favorable to the Seller Member or the Company other than the calculation(s) presented in any Item of Dispute delivered by the Seller Member or Company, as the case may be, or more favorable to the Buyer than the calculation(s) presented in any Item of Dispute delivered by Buyer, as to each unresolved Item of Dispute as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, and the Parties shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The Independent Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Company Revenues and/or Operating Profit Margin shall be modified to the extent necessary to reflect such determination.  The fees and expenses of the Independent Accounting Firm shall be paid by the Party whose calculation of the Company Revenues and/or Operating Profit Margin, as applicable, is furthest from the determination rendered by the Independent Accounting Firm.

(g) Final Company Revenues and Operating Profit Margin.  The Company Revenues and Operating Profit Margin shall be deemed final for the purposes of this Section 1.5(b) upon the earliest of (x) the failure of the Seller Member or the Company to provide Buyer with a Dispute Notice within forty-

five (45) days of the Buyer’s delivery of the Earn-Out Statement, (y) the resolution of all Items of Dispute pursuant to Section 1.5 by the Seller Member or the Company and the Buyer and (z) the resolution of all Items of Dispute, pursuant to Section 1.5, by the Independent Accounting Firm.  Upon the final determination of the Company Revenues and Operating Profit Margin as set forth in this paragraph, Buyer shall adjust, if applicable, the Earn-Out Statement accordingly and such adjusted Earn-Out Statement shall be deemed final and Buyer shall pay all Earn-Out Amounts determined due for the applicable period within 10 business days of such final determination hereunder.

(h) Purchase Price Adjustment.

(i)                                     For the FY14 Target Period, if the amount of the Company Revenues and Operating Profit Margin as reflected on the Final Earn-Out Statement for FY14 is equal to or greater than the Company Revenue Target and the Company Operating Profit Margin Target or otherwise eligible for a payment as set forth on Schedule 1.5(b), the Purchase Price shall be adjusted upward by the amounts as set forth in and subject to the terms and conditions of Schedule 1.5(b) and this Agreement (“FY14 Earn-out Amount”).

(ii)                                  For the CY14 Target Period, if the amount of the Company Revenues and Operating Profit Margin as reflected on the Final Earn-Out Statement for CY14 is equal to or greater than the Company Revenue Target and the Company Operating Profit Margin Target for CY14 or otherwise eligible for a payment as set forth on Schedule 1.5(b), the Purchase Price shall be adjusted upward by the amounts as set forth in and subject to the terms and conditions of Schedule 1.5(b) and this Agreement (“CY14 Earn-out Amount”).

(iii)                               For the CY15 Target Period, if the amount of the Company Revenues and Operating Profit Margin as reflected on the Final Earn-Out Statement for CY15 is equal to or greater than the Company Revenue Target and the Company Operating Profit Margin Target for CY15 or is otherwise eligible for a payment as set forth on Schedule 1.5(b), the Purchase Price shall be adjusted upward by the amounts as set forth in and subject to the terms and conditions of Schedule 1.5(b) and this Agreement (the “CY15 Earn-out Amount,” and together with the FY14 Earn-out Amount and the CY14 Earn-out Amount, an “Earn-out Amount”).

(i) The post-closing adjustment to the Purchase Price and payment of the applicable Earn-out Amount with respect to the applicable Target Period, if any, payable by Buyer to the Company pursuant to this Section 1.5 and Schedule 1.5(b) hereto shall be paid in cash to the Company in immediately available funds by wire transfer within fifteen (15) Business Days after the Closing Statement for such Target Period becomes approved by the Buyer and by Company or Seller Member and is final and binding upon the Parties. Any undisputed amounts will be paid under the terms and timelines of this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER MEMBER

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Company and the Seller Member, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 2 are true and correct as of the Closing Date, unless a different date is set forth in any such covenant or representation or warranty (in which case, as of that different date):

2.1                               Organization; Corporate Power and Licenses of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of

New Jersey.  The Company is not qualified to do business in any other jurisdictions and, given the character of the Company’s assets and properties and the business transacted (or proposed to be transacted) by the Company as of the date hereof, no such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Company’s business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations.  The Company possesses all requisite limited liability company power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses (as now conducted and currently proposed to be conducted) and to carry out the transactions contemplated by this Agreement and the Transaction Documents.  Copies of the Company’s articles of organization, limited liability company agreement and other organizational documents, previously made available to Buyer, reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete.

2.2                               Capitalization and Related Matters.  The issued and outstanding membership interests in the Company (the “Securities”) held beneficially and of record by the Seller Member are as set forth on Schedule 2.2(a).  Except as set forth on Schedule 2.2(a), there are no issued or outstanding membership interests or any other securities of the Company, or securities convertible or exchangeable for any Securities or containing any profit participation features, nor are there any outstanding rights or options to subscribe for or to purchase any Securities, or any equity appreciation rights or phantom equity plans.  Each security convertible or exchangeable for Securities or rights or options to subscribe for or to purchase any Securities granted by the Company at any time prior to the Closing was granted for no less than the fair market value of a Security on the date of grant determined in a manner consistent with Section 409A of the Code, which provide for the issuance of profits interests and have no exercise price.  All of the Securities have been validly issued, fully paid and non-assessable and are free and clear of any Liens.  Except as set forth on Schedule 2.2(b), there are no statutory or contractual preemptive rights or rights of refusal with respect to the Securities.  The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its membership interests.  Except as set forth on Schedule 2.2(c), there are no agreements with respect to the voting or transfer of the Securities.  All of the Securities are owned (beneficially and of record) by the Seller Member.  To the Knowledge of the Company, no former member of the Company has any claim or rights against the Company that remains unresolved or to which the Company has or may have (now or in the future) any Liability.

2.3                               Subsidiaries; Investments.  Each Subsidiary of the Company is set forth on Schedule 2.3 and the Company does not own an equity interest in any other Person.  The Company directly owns each of the outstanding shares of capital stock or other equity interest of each Subsidiary, free and clear of any Liens.  Each Subsidiary (i) is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is not qualified to do business in any jurisdiction other than the jurisdiction in which such Subsidiary was organized, and (iii) given the character of each Subsidiary’s assets and properties and the business transacted (or proposed to be transacted) by such Subsidiary as of the date hereof, no such qualification is required.  No Subsidiary owns, directly or indirectly, any interest or investments in any Person of any kind.

2.4                               Authorization; No Breach.

(a)                                 The Company and the Seller Member has the power and authority to enter into this Agreement and to carry out his, her or its obligations hereunder.  The execution and delivery of the Transaction Documents and the performance by the Company and the Seller Member of his, her or its obligations hereunder or thereunder have been duly authorized, and no other proceedings or approvals on the part of the Company or such Seller Member are necessary to approve and authorize such execution, delivery and performance, or the consummation of the transactions contemplated hereby and thereby.

Each Transaction Document to which the Company or such Seller Member is a party has been duly executed by such Party and constitutes a valid and legally binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

(b)                                 Except as set forth on Schedule 2.4(b), the execution and delivery by the Company and such Seller Member of this Agreement, and all other Transaction Documents to which such Person is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Securities or any asset or property of the Company, including without limitation, the Purchased Assets, pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, (A) the articles of organization, the limited liability company agreement or equivalent governing document of the Company or the Seller Member that is not a natural person, (B) any Legal Requirement to which the Company or the Seller Member or any of their assets or properties is subject, or (C) any Contract, order, judgment or decree to which the Company or such Seller Member or any of their assets or properties is subject.

2.5                               Financial Statements.

(a)                                 Attached hereto as Schedule 2.5(a) are copies of the Company’s (i) Company management prepared consolidated balance sheet as of August 31, 2013 (the “Latest Balance Sheet”) and the related monthly profit and loss statement through August 31, 2013 (collectively, the “Interim Financial Statements”) and (ii) Company management prepared consolidated balance sheets and related monthly profit and loss statement for the fiscal year ended December 31, 2012 (collectively, and together with the Interim Financial Statements, the “Financial Statements”).  Each of the Financial Statements is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) for periods covered thereby.  Except as set forth on Schedule 2.5(a), the Financial Statements present fairly, in all material respects, the financial condition, results of operations of the Company as of the dates and for the periods referred to therein.

(b)                                 The accounts receivable of the Company as set forth on the Latest Balance Sheet or arising since the date thereof are valid and genuine; and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business.  The allowance for bad debt on the Latest Balance Sheet has been determined consistent with the principles, policies, estimates and procedures used to determine the allowance for bad debt set forth in the Financial Statements for the period ended August 31, 2013.

(c)                                  The accounts payable as set forth on the Latest Balance Sheet or accruing since the date thereof are valid and genuine; and have arisen solely out of bona fide arm’s length transactions in the ordinary course of business and no such account payable is delinquent in its payment.  Since the date of the Latest Balance Sheet, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices.  Except as set forth on Schedule 2.5(c), the Company has no account payable to any person who is an Insider (other than reimbursements to employees in the ordinary course of business, the outstanding balance of which to any single employee is less than five thousand dollars ($5,000) in the aggregate).

(d)                                 The Company has designed and maintains such internal accounting controls and procedures as are reasonably necessary to provide assurance regarding the reliability of the consolidated financial statements of the Company, including controls and procedures that provide reasonable assurance that (i) the financial records and consolidated financial statements are complete and accurate in all material respects; (ii) transactions are executed in accordance with management’s specific authorization where such authorization is required; (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for assets and liabilities of the Company; (iv) access to the assets of the Company is permitted only in accordance with management’s authorization; (v) the reporting of the assets and liabilities of the Company is compared with the existing assets and liabilities of the Company at regular intervals; and (vi) accounts and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e)                                  To the extent Buyer determines, in its sole discretion, that any audited financial statements of the Company are required to be filed with the SEC pursuant to the Securities Exchange Act or any rules and regulations thereunder, the Seller Member and the Company shall use commercially reasonable efforts to assist Buyer in obtaining consent and approval from the Company’s independent auditor to file its audit opinions with regard to such audited financial statements within any applicable time period relating to such filing; provided, however, that the Company and Seller Member shall not be required to commence litigation against or compensate such independent auditor or any other Person in connection with obtaining any such consent.

2.6                               Absence of Undisclosed Liabilities.  Except as set forth on Schedule 2.6(a), the Company has no Liabilities of the type required to be set forth in a balance sheet other than (a) Liabilities reflected on the face of the Latest Balance Sheet and (b) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any Legal Requirements, or any action, suit or proceeding).  Except as set forth on Schedule 2.6(b), the Company has no outstanding Indebtedness.

2.7                               Assets.  All of the Company’s tangible assets are located at the Leased Real Property. Except as set forth on Schedule 2.7(a), the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets, tangible or intangible, used by it, located on its premises or, if applicable, shown on the Latest Balance Sheet or acquired thereafter, including without limitation, the Purchased Assets, free and clear of all Liens, except for Permitted Liens.  Except as described on Schedule 2.7(b), the Company’s equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit in all respects for use in the ordinary course of business.  The Purchased Assets and the Excluded Assets constitute all of the assets necessary or desirable for the conduct of the Company’s business as presently conducted and as proposed to be conducted as of the date hereof.

2.8                               Tax Matters.

(a)                                 Except as set forth on Schedule 2.8(a), the Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all Legal Requirements, and all such Tax Returns are complete and accurate in all material respects.  All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid. Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary or non-recurring gains or losses, outside the ordinary course of business consistent with past custom and practice.  The Company has provided to Buyer copies of all federal, state and local income Tax Returns (including, without limitation, all New Jersey Tax Returns), examination reports and statements of deficiencies assessed against or agreed to by the Company, in each case, which are correct and complete in all material respects.

(b)                                 Except as set forth on Schedule 2.8(b), (i) the Company has withheld from all employees, customers, independent contractors, creditors, members and any other applicable payees proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable law and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, (ii) the Company has maintained adequate documentation regarding the jurisdictions in which its employees have provided services, and has properly withheld and paid all applicable Taxes accordingly, (iii) with respect to each issuance of membership interests or options to acquire membership interests in the Company, the Company has maintained adequate documentation of the fair market value of such membership interests at the time of grant.

(c)                                  Except as set forth in Schedule 2.8(c):

(i)                                     the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to specific tax years, Tax assessment, or deficiency;

(ii)                                  the Company has not paid, become liable to pay or expect to pay, any penalty, fine, or surcharge in relation to any Tax;

(iii)                               no deficiency or proposed adjustment, which has not been settled or otherwise resolved, for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

(iv)                              there is no Action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company;

(v)                                 the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or non-U.S. income Tax law) entered into on or prior to the Closing Date, (C) installment sale or open transaction on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election under Code Section 108(i).

(vi)                              the Company (A) is not a party to, and does not owe any amount under, any Tax sharing or allocation agreement, (B) is not a member of an affiliated, combined or unitary group for federal, state or local income tax purposes, and (C) has no Liability for the payment of Taxes of any other Person as a transferee or successor, by Contract or otherwise;

(vii)                           there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company;

(viii)                        the Company does not expect any taxing authority to claim or assess any amount of additional Taxes against the Company;

(ix)                              no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(x)                                 to the Knowledge of the Company, the Company has not made any payment, and is not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payment, that will be non-deductible under Section 162 or 404 of the Code (or any corresponding provision of state, local or non-U.S. income Tax law);

(xi)                              no Seller Member is a “foreign person” (as that term is defined in Section 1445 of the Code);

(xii)                           none of the Purchased Assets is subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulations Section 1.467-1(c);

(xiii)                        the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); and

(xiv)                       the Company is, and from January 1, 2010  has always been, classified and taxed as a Sub Chapter S Corporation for federal income tax purposes and in each state, local and non-U.S. jurisdiction where the Company does business or is required to file Tax Returns.

2.9                               Contracts and Commitments.

(a)                                 Except as specifically contemplated by this Agreement or as set forth on Schedule 2.9(a) or as contained in any Contract provided to the Buyer and posted in the due diligence portal of Company to which Company provided Buyer full access, the Company is not a party to or bound by any written or oral:

(i)                                     collective bargaining agreement or other Contract with any labor union;

(ii)                                  management agreement or other Contract for the employment of any officer, individual employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits in connection with the sale of all or a material portion of its assets or a change of control (other than at-will employment agreements with its employees that do not commit the Company or its Subsidiaries to severance, termination or other similar payments);

(iii)                               Contract relating to Indebtedness (including any letter of credit or guaranty arrangements) or to the mortgaging, pledging or otherwise placing a Lien on any of its assets or any of its membership interests, or any guaranty of an obligation of a third party;

(iv)                              Contract, including, but not limited to, purchase orders, for the purchase, sale, distribution or marketing of products or for the furnishing or receipt of services which either calls for performance over a period of more than one (1) year or involves consideration in excess of fifty thousand dollars ($50,000) per year or one hundred thousand dollars ($100,000) in the aggregate;

(v)                                 Contract that prohibits or limits the Company, or that would prohibit or limit Buyer after the Closing Date, from freely engaging in any line of business or with any Person anywhere in the world or during any period of time;

(vi)                              Contract under which it has advanced or loaned any other Person any amounts (other than advances in the ordinary course of business to employees who are not officers of the Company, the outstanding balance of which for any such Person is less than five thousand dollars ($5,000) in the aggregate);

(vii)                           Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other party which involves annual payments of greater than fifty thousand dollars ($50,000) or group of such Contracts with the same Person which involve consideration in excess of one hundred thousand dollars ($100,000) in the aggregate, or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of fifty thousand dollars ($50,000);

(viii)                        license or other Contract with respect to any intangible property (including any Intellectual Property), other than (A) licenses to the Company or its Subsidiaries of unmodified, mass-marketed, executable desktop software applications with a total license fee of less than two thousand dollars ($2,000) in the aggregate for any such license or group of related licenses, and (B) customer or client Contracts entered into in the ordinary course of business and containing terms and conditions substantially similar to the terms and conditions of the Company’s standard customer or client agreement, copies of which have been made available to Buyer;

(ix)                              any Contract which contains any provisions requiring the Company to indemnify any other party;

(x)                                 any Contract between the Company and any of its Affiliates;

(xi)                              royalty, dividend or similar arrangement based on the revenues or profits of the Company or any Contract involving fixed price or fixed volume arrangements;

(xii)                           any bonus, commission, pension, profit sharing, deferred compensation, severance, incentive compensation, hospitalization, insurance, membership interest purchase, option or appreciation arrangement, or other plan, program or arrangement for the benefit of its current or former directors, officers, employees, or any other Person;

(xiii)                        Contract that provides any customer or client with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company or its Subsidiaries, including, without limitation, Contracts containing “most favored nation” provisions;

(xiv)                       Contract which contains performance guarantees, rights of refund, liquidated damages or service credits;

(xv)                          Contract involving the settlement of any pending or threatened Action with respect to which, as of the date of this Agreement, (A) any unpaid amount exceeds twenty-five thousand dollars ($25,000) or (B) conditions precedent to the settlement have not been satisfied;

(xvi)                       Contract appointing any agent to act on its or their behalf;

(xvii)                    power of attorney;

(xviii)                 Contract relating to the acquisition or sale of any business (or any material portion thereof), whether or not consummated and including any confidentiality agreements entered into with respect thereto;

(xix)                       Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(xx)                          Contract pursuant to which it subcontracts work to third parties; or

(xxi)                       other Contract (or group of related Contracts) the performance of which involves consideration in excess of fifty thousand dollars ($50,000) per year or one hundred thousand dollars ($100,000) in the aggregate or which cannot be canceled by the Company or its Subsidiaries within thirty (30) days notice without premium or penalty.

(b)                                 With respect to the Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on Schedule 2.9(a) (each a “Material Contract”) are valid, binding and enforceable against the Company and, to the Knowledge of the Company, enforceable by the Company against the other parties thereto, in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.  The Company has performed all material obligations required to be performed by it under each Material Contract and the Company has not received any notice that it is in default under or in breach of, and has not received notice of any claim of default or breach under, any Material Contract. No event has occurred which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a default, breach or event of non-compliance by the Company under any Material Contract.

(c)                                  A true, correct and complete copy of each written Material Contract, and an accurate description of each oral Material Contract, has been made available to Buyer, together with all amendments, waivers and other changes thereto.

(d)                                 Except as set forth on Schedule 2.9(d), during the preceding five (5)-year period, the Company has not used any name or names under which it invoiced account debtors, maintained records concerning its assets or otherwise conducted its business, other than the exact names under which it has executed this Agreement or the Transaction Documents.

2.10                        Intellectual Property Rights.

(a)                                 The attached Schedule 2.10(a) sets forth true and complete lists of (i) all registered and unregistered marks, patents and copyrights owned by the Company or its Subsidiaries (each, a “Company Entity”) or used or held for use by a Company Entity in connection with the conduct of the Business (such marks, patents and copyrights, together with all other Intellectual Property owned by a Company Entity or used or held for use by a Company Entity in connection with the conduct of the Business, the “Company Intellectual Property”), (ii) products and/or services currently researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by a Company Entity (the “Products”), (iii) all licenses or other agreements under which a Company Entity is granted rights to the Intellectual Property of another Person, other than licenses to a Company Entity of unmodified, mass-marketed, executable desktop software applications with a total license fee of less than two thousand dollars ($2,000) in the aggregate for any such license or group of related licenses, and (iv) all licenses or other agreements under which a Company Entity has granted rights to others in the Intellectual Property of a Company Entity, other than customer or client

Contracts entered into in the ordinary course of business and containing terms and conditions substantially similar to the terms and conditions of such Company Entity’s standard customer or client agreement, copies of which have been provided to Buyer.

(b)                                 Except as set forth on Schedule 2.10(b), each Company Entity exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all Company Intellectual Property purported to be owned, used or held for use by such Company Entity, in each case without any conflict with or infringement of the rights of any Person and free and clear of all Liens (other than Permitted Liens).  The Company Entities are in full compliance with all licenses set forth or required to be set forth on Schedule 2.10(a) including, without limitation, all licenses for Open Source Software.

(c)                                  All Company Intellectual Property that is owned by any Company Entity and that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar Governmental Entity anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable.

(d)                                 Except as set forth on Schedule 2.10(d), there are no pending or, to the Knowledge of the Company, threatened Actions against any Company Entity alleging that the operation of the Business or any activity of such Company Entity has infringed, misappropriated or otherwise conflicted with, or that such Company Entity, by conducting its Business, would infringe, misappropriate or otherwise conflict with, any rights of any other Person in Intellectual Property, or that any Company Intellectual Property is invalid or unenforceable.  To the Knowledge of the Company, neither the operation of the Business, nor any activity by the Company, infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any rights of any other Person in Intellectual Property.

(e)                                  Except as set forth on Schedule 2.10(e), to the Knowledge of the Company, no third party is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any of the Company Intellectual Property.

(f)                                   Except as set forth on Schedule 2.10(f), no compensation or other consideration is owed to any third party by any Company Entity due to such Company Entity’s ownership, license (as licensor or licensee) or use (directly or indirectly via another party) of the Company Intellectual Property, and no Company Entity has received any notice alleging that any such compensation or other consideration is owed by the Company to any such third party.

(g)                                  All of the computer firmware, computer hardware, and computer software (whether general or special purpose) and other similar or related items of automated, computerized, and/or software system(s) used or relied upon by the Company Entities and in the conduct of its business are in good operating condition, repair, subject only to the provision of usual and customary maintenance, and sufficient for the conduct of the Business.

(h)                                 All Company Intellectual Property owned by each of the Company Entities has been (i) developed by employees of such Company Entity, (ii) developed by independent contractors to such Company Entity, (iii) acquired from a third party under a Contract listed on Schedule 2.10(a) or (iv) created as works made for hire.  Every current and former officer, director, consultant, independent contractor and employee of the Company Entities has executed a Contract that assigns to such Company Entity all of their interests in any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business or any of the products or services being researched, developed, manufactured or sold by such Company Entity or that may be used with any such products or services, and all rights in Intellectual Property relating thereto.  To the Knowledge of the Company, (x) no such Person is in breach of his or her obligations under such Contracts, and (y) no such Person is party to any conflicting Contract, including any Contract that restricts them from engaging in activities for the Company Entities.

(i)                                     The Company Entities have not (except in the ordinary course of business under obligations of confidentiality) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any Person other than Buyer any trade secrets owned by any Company Entity or used or held for use by any Company Entity in the Business (the “Company Trade Secrets”).  The Company Entities have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Company Trade Secrets, including, without limitation, requiring each employee and consultant of the Company Entities and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and there has not been any breach by any party to such confidentiality agreements.

(j)                                    None of the Products contain, incorporate, link or call to or otherwise use Open Source Software, and the incorporation, linking, calling or other use in or by any such Product of any such Open Source Software does not obligate any Company Entity to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Open Source Software.

2.11                        Litigation, etc.  Except as set forth on Schedule 2.11, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries (or pending or, to the Knowledge of the Company, threatened against any of the officers, directors or employees of the Company or its Subsidiaries with respect to the Company’s or Subsidiaries’ business or proposed business activities), or pending or threatened by the Company or its Subsidiaries against any third party, at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by the Transaction Documents), and, to the Company’s Knowledge, there is no valid basis for any of the foregoing.  The Company and its Subsidiaries are not subject to any judgment, order or decree of any court or other Governmental Entity.  Schedule 2.11 includes a description of all Actions involving any of the Company’s directors, officers or employees, in their capacity as such, occurring, arising or existing during the past three (3) years.

2.12                        Brokers.  Except as set forth in Schedule 2.12 hereto, (i) there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the Transaction Documents based on any Contract to which the Company is a party or otherwise binding upon the Company, and (ii) the Company has not made, and the Company is not obligated to make, any payment for brokerage commissions, finder’s fees or other similar compensation to any Person in connection with the transactions contemplated by the Transaction Documents.  The Company shall pay, and hold Buyer harmless against, any Liability (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim or payment.

2.13                        Insurance.  Schedule 2.13 lists each insurance policy maintained for or on behalf of the Company with respect to its properties, assets and business, together with a list of material claims made in the past three (3) years.  All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of the Company under any such insurance policies and the Company has not received any notification of cancellation of any of such insurance policies.  All premiums with respect to such insurance policies have been paid through the date hereof.  There are no pending claims against such insurance with respect to the Company as to which the insurers have denied coverage or otherwise reserved rights.  Except as set forth on Schedule 2.13, the Company has no self-insurance or co-insurance programs.

2.14                        Employees.

(a)                                 Except as set forth on Schedule 2.14(a)(i), with respect to the Company: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iii) no union organizing efforts are underway or, to the Knowledge of the Company, threatened; (iv) no labor strike, work stoppage, slowdown, or other labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened; (v) there is no employment-related charge, complaint, grievance, investigation, inquiry or Liability of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Company of any Legal Requirements relating to the employment of labor; and (vi)  no employee or agent of the Company has committed any act or omission giving rise to any Liability for any violation identified in subsection (v) above.  To the Knowledge of the Company, neither the Company nor any of the Company’s employees is subject to any noncompetition, non-solicitation, confidentiality, employment, consulting or similar Contracts relating to, affecting or in conflict with the present or proposed business activities of the Company except as disclosed in any Contract provided to the Buyer and posted in the due diligence portal of Company to which Company provided Buyer full access.

(b)                                 Schedule 2.14(b)(i) sets forth a correct and complete list of all employees of the Company as of the date hereof, including a list of all officers and directors of the Company, and whether or not they have executed and delivered to the Company any (i) Contract providing for the nondisclosure by such Person of any confidential information of the Company, (ii) Contract providing for the assignment or license by such Person to the Company of any Intellectual Property, (iii) any Contract preventing such Person from competing with the Company during and/or following termination of employment, (iv) any Contract preventing such Person from soliciting and hiring employees of the Company during and/or following termination of employment and (v) any Contract preventing such Person from soliciting and servicing any customers of the Company.  Schedule 2.14(b)(i) sets forth the classification of each employee as exempt or nonexempt and, for each employee, the position or title, base salary or wage rates, and any incentive or other form of compensation (including bonuses thereto) for each employee for the fiscal year ended December 31, 2013.  Schedule 2.14(b)(ii) sets forth a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed, engaged or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company.  Schedule 2.14(b)(iii) sets forth an itemized list of the wages, salaries, severance, commissions, accrued vacation, bonuses, fees, benefits or other amounts to be paid or items of value to be provided to employees of the Company or Contingent Workers at the Closing or otherwise in connection with the transactions contemplated by the Transaction Documents, including, without limitation, any and all withholding, employment or other Taxes incurred in connection therewith, and all amounts payable under any Bonus Plan of the Company (the “Employee Obligations”).  No current or former employee of the Company or Contingent Worker has advised the Company in writing that he or she has excluded works or inventions made prior to his or her employment with the Company or its Subsidiaries from any inventions agreement between the Company and such Person.  To the Knowledge of the Company, all employees of the Company devote all of their business time and attention to the businesses of the Company.  Except as contemplated by this Agreement or as set forth on Schedule 2.14(b)(iv), (i) no officer or employee, or group of employees or Contingent Workers, has expressed any plans to terminate his or her employment or service arrangement with the Company (or with Buyer following the Closing) and (ii) in the past twelve (12) months no officer’s or employee’s employment with the Company has been terminated for any reason.  The Company has obtained a general release of claims in favor of the Company and its Affiliates and related entities from all employees terminated within the past twelve (12) months.

(c)                                  Except as set forth on Schedule 2.14(c), the Company has properly classified and treated each employee of the Company and any Contingent Worker in accordance with applicable Legal Requirements of all applicable Governmental Entities and for purposes of all Employee Benefits Plans. The Employee Obligations represent the only amounts due, or that will become due, to any employee of the Company or any Contingent Worker that accrued or otherwise became payable on or before the Closing Date or in connection with the transactions contemplated by the Transaction Documents.  The Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, severance, commissions, accrued vacation, bonuses, fees, benefits or other compensation due with respect to any services performed for it or amounts require to be reimbursed to such employees or Contingent Workers.

(d)                                 Except as set forth on Schedule 2.14(a), The Company is in compliance in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment,  classification of employees, wages and hours, occupational safety and health, including, but not limited to, the National Labor Relations Act, the Immigration Reform and Control Act of 1986, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, and any other law respecting employment, including, but not limited to, authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices.  In the last three (3) years, (i) the Company has not effected a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and its Subsidiaries, (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of, and notification requirements under, any state, local or non-U.S. law or regulation similar to the WARN Act and (iv) during the ninety (90) day period immediately preceding the date of this Agreement, the Company has not terminated involuntarily the employment of more than three (3) individuals from employment in positions, excluding individuals who were “part-time employees” of the Company or its Subsidiaries within the meaning of the WARN Act, 29 U.S.C. § 2101(a)(8) and applicable regulations at 20 C.F.R. § 639.3(h).  The Company shall be responsible for any failure to provide any notice required by the WARN Act or any state law counterpart.

2.15                        Employee Benefits.

(a)                                 Except as disclosed and set forth on Schedule 2.15(a), the Company does not maintain, sponsor, contribute to, provide benefits under or have any actual or potential Liability with respect to any Employee Benefit Plan.

(b)                                 (i) The Company’s Employee Benefit Plans have been and shall be maintained in compliance in all material respects with their terms and with the requirements of the Code and ERISA and all other applicable laws and regulations, and the Company has not received notification to the contrary from the Internal Revenue Service, Department of Labor, or the PBGC.  (ii) Except as set forth on the attached Schedule 2.15(b), each Employee Benefit Plan that is intended to qualify under Section

401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to, or for receipt in response to a timely filed application of a determination from, the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification.  (iii) No asset of the Company is subject to any lien under ERISA or the Code, and the Company and its Subsidiaries have not incurred any Liability under Title IV of ERISA or to the PBGC.  (iv) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, and there is no reasonable basis for any such litigation or proceeding.

(c)                                  The Company has never: (i) maintained, contributed to or had any actual or potential Liability with respect to any active or terminated, funded or unfunded, Multiemployer Plan or employee benefit plan subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) failed to satisfy any minimum funding requirement, if any, under Section 412 of the Code or Section 302 of ERISA; (iii) failed to make a required contribution or payment to a Multiemployer Plan (as described in Section 4001(a)(3) of ERISA); or (iv) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.

(d)                                 With respect to each Employee Benefit Plan, all required or recommended (in accordance with historical practices, including any discretionary matching or profit sharing contributions) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Latest Balance Sheet.

(e)                                  The Company does not, and as of the Closing Date, the Company will not maintain or contribute to any Employee Welfare Benefit Plan which provides benefits to employees after termination of employment (other than as required under Section 601 of ERISA or applicable state law).  The Company has complied in all respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.  Except as set forth on Schedule 2.15(e), each Employee Benefit Plan that provides health or welfare benefits is fully insured.

(f)                                   True, complete and correct copies, to the extent applicable of (i) all documents pursuant to which the Employee Benefit Plans are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments) with respect to the Employee Benefit Plans, (iii) the two most recent actuarial valuation reports with respect to the Employee Benefit Plans, (iv) the two most recent financial statements with respect to the Employee Benefit Plans, (v) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions) with respect to the Employee Benefit Plans, (vi) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future benefit obligations under each Employee Benefit Plan that provides post-retirement or post-employment, health, life insurance, accident or other “welfare-type” benefits, and (vii) all non-routine correspondence to and from any state or federal agency with respect to the Employee Benefit Plans, in each case, have been provided or made available to Buyer.

(g)                                  Neither the execution and delivery of this Agreement or any approval of this Agreement by the members of the Company or, if applicable, the board of managers of the Company, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider, including but not limited to any Contingent Workers, of the Company or any of its Affiliates; (ii) limit the right of the Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or Contingent Worker of the Company or an Affiliate.

(h)                                 Neither the Company nor any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Employee Benefit Plans which could subject any such Employee Benefit Plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(i)                                     The Company has no Liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

(j)                                    (i) Each Employee Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Employee Benefit Plan has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Benefit Plan.  (ii) Neither the Company nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.  (iii) Each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(k)                                 Since the date any Employee Benefit Plan was first adopted by the Company and through the Closing Date, each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after such adoption date.  From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l)                                     No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(m)                             No Employee Benefit Plan, nor any Liability of any kind thereunder or with respect thereto, will be required by operation of law or otherwise (except as expressly provided herein) to be transferred to Buyer as a result of the transactions contemplated hereby.

2.16                        Compliance with Laws.  Except as set forth on Schedule 2.16, the Company has complied in all material respects with, and is currently in compliance in all material respects with, all applicable Legal Requirements of all Governmental Entities relating to the operation and conduct of its businesses or any of its properties or facilities, including all Legal Requirements concerning trade practices, advertising, antitrust or competition or relating to employment of labor and the Company has not received written notice of any violation (whether material or not), or non-written notice of a material violation, of any of the foregoing.

2.17                        Affiliated Transactions.  Except as set forth on Schedule 2.17 or expressly contemplated by this Agreement or the other Transaction Documents, (i) any and all Contracts between the Company and any officer, director, employee, member or Affiliate of the Company, or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person or individual owns any beneficial interest (each, an “Insider”), have been terminated or cancelled and are no longer enforceable; (ii) no Insider has any interest in any property, real or personal or mixed, asset or right used by the Company or that is necessary for the conduct of its business, (iii) there are no services provided to or on behalf of the Company by any Seller Member or its Affiliates, or to or on behalf of any Seller Member or its Affiliates by the Company; and (iv) there are no outstanding loans or advances to, or guarantees for the benefit of, any Insider from the Company or its Subsidiaries (other than advances in the ordinary course of business to employees who are not officers of the Company, the outstanding balance of which for any such Person is less than five thousand dollars ($5,000) in the aggregate) (each, an “Affiliated Transaction”).

2.18                        Customers and Suppliers.

(a)                                 Schedule 2.18(a) lists (i) each customer or client of the Company (including distributors) accounting for more than two percent (2%) of the gross revenues of the Company for each of the two most recent fiscal years (and the revenues generated from such customer or client) and (ii)  any current customers or clients (including distributors) which the Company reasonably anticipates shall account for more than two percent (2%) of the gross revenues of the Company for the fiscal year ending December 31, 2013 (each, a “Material Customer”).  No Material Customer has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company.  To the Knowledge of the Company, no Material Customer has any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

(b)                                 Except as described on Schedule 2.18(b), the Company is not performing work for, providing or selling products or services to, consulting or otherwise engaged by, or collecting fees, commissions or other payments from, any customer, client or third party without a fully executed and enforceable written Contract governing the terms of such engagement.  Each of the arrangements described on Schedule 2.18(b) is legal, valid, binding and enforceable against the Company and enforceable by the Company against the other parties thereto, in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

(c)                                  Schedule 2.18(c) lists each vendor, supplier, service provider and other similar business relation of the Company from whom the Company purchased greater than fifty thousand dollars ($50,000) in goods and/or services over the course of the twelve (12) months ended December 31, 2012 or the three (3) months ended September 30, 2013 (each, a “Material Supplier”), the amounts owing to each such Material Supplier, and whether such amounts are past due.  The Company has not received any indication from any Material Supplier to the effect that, and the Company has no reason to believe that, such Material Supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

2.19                        Warranties, etc.  Except as set forth on Schedule 2.19(a) or Schedule 2.19(b), there are no outstanding warranties, guarantees, pricing discounts, “most favored nation” provisions, rights of refund, or minimum service levels on any of the products or services that the Company distributes, services, markets, sells or produces for itself or its customers, clients or any third party (each such product or service shall be referred to herein as a “Company Product”).  There are no existing or threatened claims against the Company relating to any work performed or services provided by the Company and there are no liabilities for warranty or other claims with respect to any Company Product.

2.20                        Leased Real Property.

(a)                                 The Company does not own any real property.

(b)                                 Schedule 2.20(b) sets forth a complete list of all real property leased or subleased by the Company (the “Leased Real Property”), and the street address thereof.  The Company has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens.  The Company has made available to Buyer complete and accurate copies (including all amendments) of each of the leases for the Leased Real Property (the “Leases”).  With respect to each Lease: (i) the Lease is legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect, and shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the Lease is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vi) the Company and its Subsidiaries have not subleased, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; (vii) the rental set forth in the Lease is the actual rental being paid, the Company has paid all rental payments (and Taxes thereon) incurred up through the Closing Date, and there are no separate agreements or understandings with respect to the same; (viii) the Company has not exercised or given any notice of exercise, nor, to the Knowledge of the Company, has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any Lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation; and (ix) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease.

(c)                                  To the Knowledge of the Company with respect to the Leased Real Property:  (i) the current use of such property and the operation of the Company’s business does not violate the Lease or any instrument of record or Contract affecting such property or any applicable Legal Requirements (without any fines or monetary Liabilities attached);  (ii) except for the Leases, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of such property except in favor of the Company; and (iii) there are no parties in possession of such property.

2.21                        Environmental and Safety Matters.

(a)                                 The Company has complied in all material respects and is in material compliance with all Environmental and Safety Requirements (including all permits and licenses required thereunder) without any fines or monetary Liabilities attached.

2.22                        Governmental Licenses and Permits; Legal Compliance.

(a)                                 Schedule 2.22 contains a complete listing of all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of any Governmental Entity (including all applications therefor), or other similar rights, together with any renewals, extensions, or modifications thereof and additions thereto (collectively, the “Permits”) owned or possessed by the Company or used by the Company in the conduct of its Business.  Except as set forth on Schedule 2.22, the Company owns or possesses all right, title and interest in and to all Permits that are necessary to conduct its Business as currently conducted or as proposed to be conducted.  The Company is in compliance with the terms and conditions of such Permits.  No loss or expiration of any Permit is pending or, to the Knowledge of the Company, threatened (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. Except as indicated on Schedule 2.22, all of the Permits relating to any Purchased Assets are transferable to Buyer and will be transferred by the Company to Buyer on the Closing Date.

(b)                                 The Permits described on Schedule 2.22 constitute all of the Permits, filings, notices, accreditation, waivers, and the like of, to or with any Governmental Entity or any other Person (collectively, the “Consents”) which are required for the consummation of the transactions contemplated by the Transaction Documents or the ownership of the assets or the conduct of the business of the Company and its Subsidiaries.  All such Consents have been obtained by the Company, as applicable, as of the Closing and shall remain in full force and effect after the Closing.

2.23                        Absence of Certain Developments.  Except as set forth on Schedule 2.23, since the date of the Latest Balance Sheet, (i) there has not been any material adverse change in the business, financial condition, operating results, assets, Liabilities, operations, applicable regulations, customer, client, supplier, employee or sales representative or distributor relations or business prospects of the Company and (ii) the Company has conducted its Business only in the ordinary course of business.  As amplification but not limitation of the foregoing, since the date of the Latest Balance Sheet, the Company has not:

(a)                                 redeemed or repurchased, directly or indirectly, any membership interests or other equity securities;

(b)                                 issued, sold or transferred any notes, bonds or other debt securities or any membership interests, securities convertible, exchangeable or exercisable into membership interests, or warrants, options or other rights to acquire membership interests, of the Company or its Subsidiaries;

(c)                                  borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except trade payables and accrued liabilities incurred in the ordinary course of business;

(d)                                 mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any portion of its properties or assets;

(e)                                  sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to the Company or any employees or Affiliates of the Company) any of its assets (whether tangible or intangible), except for sales in the ordinary course of business and sales of other assets not in excess of ten thousand dollars ($10,000) in the aggregate and other than licenses granted to customers in the ordinary course of business pursuant to Contracts containing terms and conditions substantially similar to the terms and conditions of the Company’s standard customer or client agreement, copies of which have been previously provided to Buyer;

(f)                                   disclosed any proprietary confidential information to any Person that is not subject to any confidentiality agreement;

(g)                                  suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business;

(h)                                 suffered any theft, damage, destruction or casualty loss in excess of ten thousand dollars ($10,000), to its assets, whether or not covered by insurance;

(i)                                     entered into, amended, accelerated or terminated any Contract of the type required to be disclosed on Schedule 2.9(a), taken any action or entered into any transaction involving more than ten thousand dollars ($10,000) or otherwise outside the ordinary course of business, or entered into any transaction with any Insider;

(j)                                    (i) made or granted any bonus or increase in the compensation or benefits of any employee, officer or Contingent Worker of the Company or (ii) entered into, amended, modified or terminated any Employee Benefit Plan;

(k)                                 conducted its billing and collection of receivables and inventory purchases other than in the ordinary course of business or materially changed its pricing structure;

(l)                                     made any capital expenditures or commitments therefor (other than in the ordinary course of business and in amounts sufficient to support ongoing business operations);

(m)                             delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities;

(n)                                 made loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of ten thousand dollars ($10,000) in the aggregate;

(o)                                 instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Company of more than ten thousand dollars ($10,000) in the aggregate;

(p)                                 granted any performance guarantees to its customers other than in the ordinary course of business and consistent with the policies and practices disclosed to Buyer;

(q)                                 declared, set aside or paid any dividend or made any similar distribution, redeemed, purchased or otherwise acquired, directly or indirectly, any of its membership interests (or other equity securities), or made any loan or entered into any Contract or other transaction with or distributed any assets or property to any Insiders, except for compensation paid to Insiders in the ordinary course of business;

(r)                                    acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or capital stock or other securities;

(s)            changed any Tax election or Tax accounting method, filed any amended Tax Return or claim for refund, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, settled or comprised any Action, controversy or audit relating to Taxes, or incurred any Liability for Taxes other than in the ordinary course of business; or

(t)            committed or agreed, in writing or otherwise, to do any of the foregoing, except as expressly contemplated by the Transaction Documents.

2.24        Bank Accounts.  Schedule 2.24 lists all of the Company’s bank accounts.

2.25        Privacy of Individually Identifiable Personal Information.  Any collection and use of individually identifiable personal information by the Company complies in all material respects with the Company’s privacy policies, any Contract between the Company and any other Person relating to privacy and all applicable Legal Requirements.

2.26        Investment Company Status.  The Company is not and has not been at any time, nor is the Company controlled by (or has ever been controlled by) any Person who is (or was at such time), an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

2.27        Statements True and Correct.  No representation, warranty or disclosure made by the Company in any Transaction Document, or any of the Schedules, attachments or Exhibits hereto or thereto, contains any untrue statement of fact or omits to state any fact necessary in order to make statements contained herein or therein which are material to the business or operations of the Company, when taken as a whole, not misleading in light of circumstances under which they were made.

2.28        No Other Representations or Warranties.  Except for the representations and warranties contained in the Transaction Documents, or any of the Schedules, attachments or Exhibits hereto or thereto, the Company and the Seller Member make no other representations or warranties, express or implied, and the Company and the Seller Member hereby disclaim any such other representations or warranties, whether by the Company, the Seller Member or any other Person, with respect to this Agreement and the transactions contemplated hereby.  The Buyer acknowledges that certain representations require disclosure of information of the same matter on more than one Schedule. A disclosure on any Schedule will suffice for another item if such disclosure was reasonably apparent to apply to such other item.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller Member and the Company to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants that the statements contained in this Article 3 are true and correct as of the Closing Date.

3.1          Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by the Transaction Documents.

3.2          Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.  The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly authorized by

Buyer.  Each of the Transaction Documents to which Buyer is a party constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

3.3          Noncontravention.  The execution and delivery by Buyer of this Agreement, and all other Transaction Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the securities or any asset or property of Buyer pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or equivalent governing document of Buyer, or any Legal Requirement to which Buyer or any of its Affiliates or any of their assets or properties is subject (excluding any notice, filing or other action that may be required pursuant to the Securities Exchange Act or any state securities or state “Blue Sky” laws), or any Contract, order, judgment or decree to which Buyer or any of its Affiliates or any of their assets or properties is subject.

3.4          Brokers.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the Transaction Documents based on any Contract to which Buyer is a party or otherwise binding upon Buyer.  Except as set forth in Schedule 3.4, Buyer has not made, and Buyer is not obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents.  Buyer shall pay, and hold the Company harmless against, any Liability (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

3.5          Statements True and Correct.  No representation, warranty or disclosure made by Buyer in any Transaction Document, or any of the Schedules, attachments or Exhibits hereto or thereto, contains any untrue statement of fact or omits to state any fact necessary in order to make statements contained herein or therein not misleading in light of circumstances under which they were made.

3.6          No Other Representations or Warranties.  Except for the representations and warranties contained in any Transaction Document, or any of the Schedules, attachments or Exhibits hereto or thereto, Buyer makes no other representations or warranties, express or implied, and Buyer hereby disclaims any such other representations or warranties, whether by Buyer or any other Person, with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to the Company or the Seller Member of any documentation or other information by Buyer or any other Person with respect to any of the foregoing.

ARTICLE 4
ADDITIONAL AGREEMENTS

4.1          Expenses.  Except as otherwise provided herein or in any other Transaction Document, each Party hereto shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

4.2          Certain Filings.  The Company and the Seller Member, on the one hand, and Buyer shall cooperate with each other and use their reasonable best efforts to promptly obtain the authorizations,

consents, registrations, permits, confirmations, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement from any Governmental Entity.  The Parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Entity or other third party in respect thereof.

4.3          Trademarks; Tradenames; Domain Names.  As soon as practicable after the Closing, the Company shall eliminate the use of all of the trademarks, tradenames, service marks and service names included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents; provided, however, that the Company shall be entitled to use such trademarks, tradenames, service marks and service names to the extent reasonably necessary to deal with Excluded Assets and Excluded Liabilities.  The Company shall as soon as practicable after the Closing, but in no event later than thirty (30) days after the Closing, change the corporate name of the Company so as to bear no resemblance to the current name of the Company.

4.4          Payments With Respect to Purchased Assets.  The Company shall promptly remit to Buyer all monies received by the Company or any of its Affiliates following the Closing Date in payment for any Purchased Assets (including all Assumed Contracts, with respect to services performed after the Closing Date) acquired by Buyer pursuant to this Agreement (unless such payments constitute Excluded Assets).  Payments remitted to Buyer pursuant to this Section 4.4 shall be in the form received by the Company or any of its Affiliates.  In the case Buyer receives in error payments for any Excluded Assets or in error payments for services performed by Company prior to the Closing under any Assumed Contract, Buyer shall promptly remit to Company all such monies received.

4.5          Tax Matters.

(a)           Transfer Taxes.  The Company shall be liable for and shall hold Buyer harmless against any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  Buyer may withdraw the amount of any Transfer Taxes from the Holdback Amount in order to satisfy Company’s obligations hereunder.  The applicable Parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b)           Tax Deficiencies.  The Company shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Company with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in Liens (other than Permitted Liens) or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets following the Closing or that would reasonably be expected to result in any claim against Buyer.

(c)           Apportioned Taxes.  Subject to Section 4.5(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Company and Buyer as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning from the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”).  The

Company shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period.  Buyer shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.  Within ninety (90) days after the Closing, the Company and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 4.5(c) (which shall take into account, any Taxes previously overpaid by a party) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed.  Such amount shall be paid by the Party owing it to the other Party within ten (10) Business Days after delivery of such statement.  Thereafter, Buyer shall notify the Company upon receipt of any bill for real property Taxes, personal property Taxes or similar ad valorem obligations relating to the Purchased Assets, part or all of which are attributable to the Pre-Closing Apportioned Period, and shall promptly deliver such bill to the Company who shall pay the same to the appropriate Governmental Entity; provided that if such bill also relates to the Post-Closing Apportioned Period, the Company shall remit, prior to the due date of assessment, to Buyer payment only for the proportionate amount of such bill that is attributable to the Pre-Closing Apportioned Period.  If either the Company or Buyer shall make a payment for which it is entitled to reimbursement under this Section 4.5(c), the party that is liable for such payment pursuant to this Section 4.5(c) shall make such reimbursement promptly but in no event later than ten (10) Business Days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any Tax refunds, credits or overpayments attributable to real property Taxes, personal property Taxes and similar ad valorem obligations, for a taxable period which includes (but does not end on) the Closing Date, levied with respect to the Purchased Assets shall be apportioned between the Buyer and the Company in accordance with the apportionment provided in this Section 4.5(c).

(d)           Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention for the period of the statute of limitations and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available (provided that if the Company has no employees it shall be under no obligation to hire any employees) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities.  Prior to destroying or disposing of any records or information relating to Taxes of the Company for periods (or portions thereof) ending on or prior to the Closing Date, Company shall give Buyer thirty (30) days’ prior written notice and Buyer shall have the right to take possession of such records and information.

4.6          Confidentiality; Non-Compete; Non-Solicitation. In further consideration for the payment of the Purchase Price hereunder, the Company and Seller Member, as applicable, agrees as follows:

(a)           Seller Member has had access to Confidential Information of the Company and its Subsidiaries and related entities (each of the foregoing, an “OSB Entity,” and collectively, the “OSB Group”).  The Company and Seller Member agree that unless such Party first secures the written consent of an authorized representative of Buyer, such Party shall not use (and shall cause its respective agents, representatives, Affiliates, employees, officers and directors not to use) for his, her or itself or anyone else, and shall not disclose to others, any Confidential Information, other than (i) on behalf of and for the benefit of Buyer or (ii) to the extent such use or disclosure is required by law or order of any Governmental Entity (in which event the Company and Seller Member, as applicable, shall inform Buyer in advance of any such required disclosure, shall cooperate with Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure at Buyer’s expense, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements).  The Company and Seller Member shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)           The Company and Seller Member further agrees that, at any time requested, such Party shall promptly deliver to Buyer all Confidential Information and other Intellectual Property (to the extent such Intellectual Property relates to the Purchased Assets) of the OSB Group in his, her or its possession and control and all copies thereof, in whatever form or medium, including, without limitation, written records, optical, magnetic or digital media, and all other materials containing or embodying any such Confidential Information and/or Intellectual Property.  If Buyer requests, the Company and Seller Member, as applicable, shall promptly provide written confirmation that such Party has returned all such materials. Notwithstanding the foregoing, the Seller Member and the Company may maintain copies of those items set forth in Section 1.1(a)(viii) but only for the purposes stated thereunder. .

(c)           The Company and Seller Member agree that the Company and its Subsidiaries have received from third parties confidential or proprietary information of such third party that may be subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Company and Seller Member agree that he, she or it owes Buyer and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence to the extent such information relates to the Purchased Assets and agrees not to disclose it to any person, firm, or corporation (except as necessary in carrying out such Party’s future work for Buyer consistent with the agreement with such third party) or to use it for the benefit of anyone other than for Buyer or such third party (consistent with the agreement with such third party) without the express authorization of Buyer.

(d)           The Company and the Seller Member each acknowledge that it or he shall become familiar with Confidential Information concerning the OSB Group and that his services have been and shall be of special, unique and extraordinary value to the OSB Group.  For a period of two (2) years from the Closing Date (the “Non-Compete Period”), neither the Company nor the Selling Member shall, and neither shall authorize any of its respective Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise) to, (i) engage in any business or accept employment with any Buyer Competitor or Company Competitor (as defined below); or (ii) provide any Competitive Services or Competitive Products (each as defined below) whether directly or indirectly and whether on his own or on behalf of any Buyer Competitor or Company Competitor (as defined below) to any third party; provided that the foregoing restriction shall not apply to ownership of less than 3% of the outstanding stock of any publicly-traded corporation.  “Buyer Competitor” shall mean any Person whose principal business, or any business unit, division or subsidiary of a Person whose principal business, is the providing of global engineering and/or information technology services using an off-shore model where at least a majority of the company’s (or in the case of a business unit, division or subsidiary, majority of its employees, as the case may be) employees are located in non-U.S. locations (i.e., India, Sri Lanka, China etc.) to the extent that Seller Member was employed in such business unit, division or subsidiary of such Buyer Competitor and “Company Competitor” shall mean any business that provides IT consulting, implementation, or business consulting services or products, including without limitation,  services related to SAP products and services in the banking, financial service and insurance industries.  Each of the Company and Seller Member agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(e)           As a separate and independent covenant, the Company and the Seller Member agrees that, during the Non-Compete Period, without the prior written consent of Buyer, it shall not, and shall not authorize any of its Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise), to (i) divert, take away or solicit (or attempt to do any of the foregoing) any of the customers of the OSB Group, including those of the Company or the Buyer (the “Combined Customers”), or any proposed or prospective customers of the OSB Group, including those of the Company or the Buyer, for any purpose, other than pursuant to relationships with Buyer or any of its Subsidiaries on behalf of, and to the benefit of, the Buyer, (ii) call on, solicit, or service any Combined Customer, any supplier, licensee, licensor or other business relation or Prospective Customer of the OSB Group, including Buyer or the Company, or (iii) induce or attempt to induce any Combined Customer, supplier, licensee, licensor or other business relation of the OSB Group to cease doing business with the OSB Group, in each case with respect to products and/or services that have been provided by the OSB Group, including the Buyer or the Company, are currently being provided by the OSB Group or which the OSB Group is currently in the process of developing or which services or products are provided or in the process of being developed or offered at any time prior to of the expiration of the Non-Compete Period, such services being referred to hereunder as “Competitive Services” and such products being referred to as “Competitive Products.”  A customer shall be deemed a proposed or prospective customer of the OSB Group if (a) the Buyer or any Subsidiary thereof is actively soliciting the business of such prospective or proposed customer, (b) the Company or any Subsidiary thereof was engaged in active negotiations at the time of the Closing, or (c) the customer is otherwise being actively solicited by the OSB Group, including Buyer or Company, (the “Prospective Customer”), in each case, including at any time prior to the expiration of the Non-Compete Period.

(f)            During the Non-Compete Period, as a separate and independent covenant, the Company and the Seller Member each agrees that, without the prior written consent of Buyer, it shall not, and shall not authorize any of its Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise) hire, recruit, solicit or induce, or attempt to hire, recruit, solicit or induce, any employee or consultant of the OSB Group or any of its Subsidiaries to terminate or otherwise cease his or her employment or consulting relationship with the OSB Group or any of its Subsidiaries, or assist directly or indirectly in the recruitment or solicitation of any employee or consultant of the OSB Group or any of its Subsidiaries or otherwise hire or attempt to hire any such employee or consultant of the OSB Group or any of its Subsidiaries for any purpose, other than on behalf of, and to the benefit of, the Buyer.  For this purpose, an employee or consultant of the OSB Group or any of its Subsidiaries shall include any former employee or consultant of the OSB Group or Buyer or any of its Subsidiaries for a period of six (6) months after termination or cessation of their employment with the OSB Group.

(g)           Each of the Company and the Seller Member acknowledges that, in the course of his employment with the OSB Group, Seller Member has and will become familiar with the Confidential Information of the OSB Group.  Each of the Company and the Seller Member further acknowledges that the scope of the business of the OSB Group is independent of location (such that is not practical to limit the restrictions contained in this Section 4.6 to a specified country, city, or part thereof) and, that such Company and Seller Member each has had direct or indirect responsibility, oversight or duties with respect to all of the businesses of the OSB Group and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the restrictions contained in this Section 4.6 are reasonable in all respects and necessary to protect the goodwill and Confidential Information of the OSB Group and that, without such protection, the OSB Group customer and client relationship and competitive advantage would be materially adversely affected.  It is specifically recognized by the Company and the Seller Member that Seller Member’s services to the OSB Group are special, unique, and of extraordinary value, that the Company and the other members of the OSB Group have a protectable interest in prohibiting the Company and Seller Member as provided in this Section 4.6, that such Seller Member was significantly responsible for the creation and preservation of the OSB Group goodwill, and that money damages are insufficient to protect such interest, and that such prohibitions would be necessary and appropriate without regard to payments being made to the Company and the Seller Member hereunder.  The Company and the Seller Member each further acknowledges that the restrictions contained in this Section 4.6 do not impose an undue hardship on him or it and, since Seller Member has general business skills which may be used in industries other than that in which each OSB Entity conducts its business and do not deprive the Seller Member of his livelihood.

(h)           If, at the time of enforcement of this Agreement, a court or arbitrator’s award holds that the restrictions stated in this Section 4.6 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  The Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of any provisions of this Section 4.6 that is continuing, Buyer, its successors and permitted assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.  In addition, in the event of a breach or violation by the Company or the Seller Member of this Section 4.6, the Non-compete Period with respect to such Party shall be tolled until such breach or violation has been duly cured.  In the event an arbitrator or a court of competent jurisdiction determines that the Company or Seller Member has breached any provision of this Section 4.6, in addition to all other rights and remedies, Buyer shall be entitled to recover from such Party attorneys’ fees associated with establishing such breach if Buyer gains a final determination of such breach by an arbitrator or court of competent jurisdiction.  In the event that Seller Member prevails in such action, as finally determined by the arbitrator or court of competent jurisdiction, Seller Member shall be entitled to recover from Buyer attorney’ fees associated with defending such breach or claim. A party shall be considered the prevailing party if (a) it initiated the litigation and subsequently obtained the relief it sought, either by or through a judgment or the non-prevailing party’s voluntary action prior to trial or judgment; (b) the non-prevailing party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.  The Company and Seller Member agrees that the restrictions contained in this Section 4.6 are reasonable.

(i)            The Company and Seller Member each acknowledges, represents and warrants that: (i) sufficient consideration has been given to such Party by Buyer with respect to the transactions contemplated by this Agreement; (ii) he, she or it has consulted with independent legal counsel regarding his, her or its rights and obligations under this Section 4.6, (iii) that he, she or it fully understands the terms and conditions contained herein, and (iv) that the agreements in this Section 4.6 are reasonable and necessary for the protection of Buyer and are an essential inducement to Buyer to enter into this Agreement.

(j)            The Company and Seller Member each further represents and warrants that: (i) the execution, delivery and performance of this Agreement does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such Party is a party or by which he, she or it is bound; and (ii) this Agreement is a valid and binding obligation on such Party and is enforceable in accordance with its terms.

4.7          Litigation Support.  In the event that, and for so long as, any Party is actively contesting or defending against any Action in connection with (i) any transaction contemplated by any of the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Purchased Assets or the transactions contemplated by the Transaction Documents, each of the other Parties will reasonably cooperate (provided that such cooperation shall not materially prejudice the rights of such party providing the cooperation in the matter for which cooperation is requested) with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).

4.8          Transition Services.  The Company and Seller Member will not in any manner take any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, clients, suppliers, vendors, service providers, lessors, licensors and other business associates of the Company from maintaining the same business relationships with Buyer after the date of this Agreement.

4.9          Employee and Related Matters.

(a)           Transferred Employees.  As of the Closing Date, the employees of the Company who are actively employed by the Company as of the Closing Date and set forth on Schedule 4.9(a) (the “Active Employees”) and all of the key employees of the Company as of the Closing Date and set forth on Schedule 4.9(a) (the “Key Employees”) shall be offered employment by either Buyer or one of its Affiliates (the “Employer”).  The Company shall cause all of the Active Employees and all of the Key Employees to accept employment with the Employer prior to the Closing and will use its best efforts to cause all Active Employees to accept employment with the Employer within ten (10) Business Days of the Closing; provided, however, to the extent that the employment of an Active Employee is subject to a work visa (a “Foreign Employee”) such ten (10) day period shall be extended for such time as necessary for the Foreign Employee to have the necessary paperwork to be employed by the Employer completed so long as such extended period does not exceed forty-five (45) Business Days after the Closing Date.  Buyer shall also use all reasonable commercial efforts to take such actions reasonably required to transfer the Foreign Employees to the employ of Buyer, including the sponsorship of such Foreign Employees.  Company and Seller Member shall cooperate and provide all reasonable assistance requested by Buyer in the immigration process and waive any rights Company has to employ the Foreign Employees.  The Foreign Employees of the Company are set forth on Schedule 4.9(a). Not later than the Closing Date (or such later date as may be agreed in writing by Buyer or, in the case of certain Active Employees and Foreign Employees, such longer period specified in the preceding sentence), the Company shall have terminated the employment of all Active Employees.  The Employer shall not offer employment to any employees of the Company who, as of the Closing Date, are absent from active employment with the Company for any reason (including as a result of layoff or leave of absence) as set forth on Schedule 4.9(a) (the “Inactive Employees” and, together with the Active Employees and the Key Employees, the “Company Employees”).  The Active Employees and Key Employees who accept employment with the Employer shall be referred to herein as “Transferred Employees.”  The Company Employees who are not offered employment with, or who do not accept employment with, the Employer shall be referred to herein as “Non-Transferred Employees.”  Nothing in this Agreement shall limit the Employer’s ability to modify the salary, wage, benefit or overall compensation level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause.  Except as described in this Section 4.9, neither Buyer nor any of its Affiliates shall have any Liability with respect to any Non-Transferred Employee or former employee or retiree of the Company (including any Person currently covered by any benefit plan of the Company who is not a Transferred Employee), regardless of when such Liability arises or occurred (whether on, prior to or after the Closing Date).  The Company shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any commissions, accrued vacation, bonuses, incentive compensation payments, severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) based on or arising under employment with the Company of the Company Employees, including without limitation Transferred Employees.  Without limiting the foregoing, the Company shall be responsible for the payment of any accrued bonuses for the calendar year ending the Closing Date owed to the Transferred Employees as of the Closing Date.  Buyer shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) to any of the Transferred Employees arising solely out of their employment with the Employer on or after the Closing Date.  Neither Buyer nor any of its Affiliates shall assume any Liability with respect to any Employee Benefit Plan of the Company or other employee benefit plan of any kind or nature maintained by the Company for any of their employees, former employees or retirees, except as set forth in this Section 4.9.

(b)           Benefits Plans.  Prior to or on the Closing Date, the Company shall make all employee and required employer contributions with respect to the Transferred Employees’ employment service to the Company’s 401(k) plan (the “Company 401(k) Plan”), and shall cause the accounts of all Transferred Employees under the Company 401(k) Plan to become fully vested (if applicable) and paid in full as of the Closing Date.

(c)           Employee Benefits.  As of the Closing Date, Employer shall permit Transferred Employees to be eligible to participate in all employee plans and benefit arrangements of Employer with the exception of the Employer 401(k) Plan (the Transferred Employees shall be eligible to participate in the Employer 401(k) Plan at the next enrollment opportunity in accordance with the Employer’s 401(k) Plan and waiting or other notice periods and other terms and conditions as set forth in such plans, in which similarly situated employees of Employer are generally eligible to participate in accordance with the then prevailing terms of such employee plans and benefit arrangements, provided, however, that (i) nothing herein shall prevent Employer from terminating the employment of any such Transferred Employee or modifying or terminating such plans from time to time, (ii) for purposes of any length of service requirements, waiting periods or vesting periods in any such plan for which a Transferred Employee may be eligible after the Closing Date, Employer shall ensure that service by such Transferred Employee with the Company shall be deemed to have been service with Employer, provided, further, that such crediting of service does not result in a duplication of benefits, and (iii) all Transferred Employees of the Company and their spouses and dependents who are covered under the Company’s health plan at the time of the Closing shall be covered immediately after the Closing Date under a group health plan of the Employer.

(d)           Mutual Cooperation.  Subject to applicable law (including any privacy laws) and the Mutual Non-Disclosure Agreement between the Company and Buyer, dated as of August 1, 2013 (the “NDA”), the Company shall provide promptly to the Employer, at the Employer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire, work- and pay-related and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with the Company (and predecessors of the Company, as applicable) prior to the Closing Date.  The Company and the Employer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 4.9.

(e)           Additional Covenants.  The Company shall retain all Liabilities in respect of the Employee Benefit Plans of the Company, whether incurred on, prior to, or after the Closing.  All claims incurred by Transferred Employees on or prior to the Closing Date under the Employee Benefit Plans of the Company shall be covered pursuant to the terms and conditions of such Employee Benefit Plans.  For purposes of this paragraph, a claim shall be deemed to be incurred on the date on which medical or other treatment or service is rendered and not the date of the submission of the claim related thereto.

(f)            Employee Wages Tax Reporting.  The Parties may agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B.320 (Aug. 23, 2004) for wage reporting with respect to the Transferred Employees. In the event the parties agree to utilize successor employer provisions set forth above Revenue Procedure, each party agrees to cooperate and provide the other any information required to complete required government reporting.

(g)           Employee Resignations.  At the Closing, the Company shall cause the Key Employees to deliver to Buyer an executed resignation letter, in a form acceptable to Buyer, evidencing such Key Employee’s resignation from the Company and any and all Affiliates thereof, with such resignation to be effective immediately prior to the Closing.

4.10        Seller Personal Information.  Buyer shall, and shall cause its Affiliates and representatives to, comply with all applicable Legal Requirements regarding, and maintain in confidence, any information relating to the Seller Member provided to Buyer in connection with the transactions contemplated by this Agreement.

4.11        Company Financial Statements.  On or before November 30, 2013, the Company shall provide to Buyer the Company’s reviewed consolidated balance sheets as of October 30, 2013, September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012 and the related statements of income, changes in members’ equity and cash flows for the 3 month periods ended on each such date (collectively, the “Quarterly Financial Statements”).  The Quarterly Financial Statements will be accurate and complete in all material respects, be consistent with the books and records of the Company (which, in turn, will be accurate and complete in all material respects).

4.12        Maintenance of the Existence of the Company.  At all times from and after the Closing Date until the third anniversary of the Closing Date, the Company shall, and the Seller Member shall cause the Company to, remain in existence as a corporate entity, and the Company shall not, and the Seller Member shall cause the Company not to, wind-up, liquidate or dissolve or take any corporate action contemplating any of the foregoing.

4.13        No Payments by Company or Seller Member post Closing.  At all times from and after 30 days following the Closing Date, the Company shall not and the Seller Member shall not directly or indirectly pay any consideration or remuneration or amounts of any kind to any Person who becomes an employee of Buyer, including without limitation, any amounts from the Purchase Price or any other consideration received by Company or Seller Member in connection with this transaction.

4.14        With respect to Transferred Employees, from and after the Closing, Buyer shall use all reasonable commercial efforts to comply with all applicable employment laws with respect thereto and shall be solely responsible for worker classification, payroll practices, FLSA compliance, and compliance with other Laws to the extent any claim or Loss accrues after the Closing for events that occurred and with respect to actions of Buyer solely after the Closing.

4.15        The Company shall, no later than thirty days following the closing, purchase a minimum of a three year tail on all current claims made insurance policies of the Company in effect at the time of Closing.  This shall include executive liability (employment practice liability insurance, fiduciary) and any and all professional liability / errors and omission coverage.

4.16        The Company and Seller Member shall perform all of its obligations with respect to all employees and contractors and vendors of Company which accrued prior to the Closing, including without limitation, prompt payment of all accounts receivable, invoices for fees or expenses, compensation of any kind or benefits earned, expenses properly incurred, or any other Liability incurred, as of and prior to the Closing date and shall comply with all applicable Laws with respect to such employees and contractors with respect to any such obligation or Liability which accrued prior the Closing Date.

ARTICLE 5
DELIVERABLES

5.1                               Company Deliverables.  At the Closing, the Seller Member or the Company, as applicable, shall deliver the following documents to Buyer:

(a)                                 Executed counterparts to each Transaction Document to which the Company or the Seller Member is a party.

(b)                                 Evidence of all filings, notices, licenses, assignments, permits and other consents of, to or with, any Governmental Entity or any other Person that are required by the Company for the consummation of the transactions contemplated by the Transaction Documents.

(c)                                  Executed counterparts to all third party consents and estoppel certificates that Buyer deems necessary or desirable under any Assumed Contract, each for the contracts with the individuals or entities set forth on Schedule 5.1(c) hereto and in the form and substance reasonably satisfactory to Buyer (the “Required Contract Consents”).

(d)                                 Deleted;

(e)                                  Evidence that all Affiliated Transactions identified on Schedule 2.17 have been terminated and are no longer of any force or effect.

(f)                                   All releases from third parties of any and all Liens (other than Permitted Liens) relating to the Purchased Assets, in each case, as set forth on Schedule 5.1(f).

(g)                                  From each Key Employee, a completed and executed resignation letter, in a form acceptable to Buyer, evidencing such Key Employee’s resignation from the Company and any and all Affiliates thereof, with such resignation to be effective immediately prior to the Closing.

(h)                                 All of the Active Employees and all of the Key Employees, as set forth on Schedule 4.9(a), (i) completed and executed employment agreements or consulting agreements, as applicable, in the forms acceptable to Buyer and Company (the “Employment Agreements”), and (ii) any other agreements or documents, completed and executed by such employees, that are required by Buyer generally of its employees; provided, however, that the Buyer, in its sole discretion, may agree to receipt of Employment Agreements from a lower number of Active Employees or Key Employees.

(i)                                     For the lessor with respect to each Lease, a certificate as to the matters set forth on Schedule 5.1(i), in each case, executed by a duly authorized officer of such lessor.

(j)                                    A copy of (i) the articles of organization, as amended, of the Company certified by a duly authorized officer of the Company, dated as of the Closing Date, stating that such articles of organization are true and correct, as filed with the Secretary of State of New Jersey and that no amendments have been made to such articles of organization since such date, (ii) the limited liability company agreement of the Company, as amended and currently in effect, certified by a duly authorized officer of the Company, (iii) copies of the resolutions duly adopted by the Company’s members and, if applicable, the Company’s board of managers, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and approving the transactions contemplated hereby and thereby, in each case, certified by a duly authorized officer of the Company, and (iv) true and correct copies of the corporate records, ledgers of members and minute books of the Company and such other documents or instruments as Buyer may reasonably request or may be required to effect the transactions contemplated hereby.

(k)                                 Certificates of the Secretary of State of the jurisdiction in which the Company is organized stating that the Company is in good standing, dated no later than the Closing Date.

(l)                                     Final invoices and full releases with respect to all of the Company Transaction Expenses together with a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company certifying that all Company Transaction Expenses have been paid in full.

(m)                             Deleted.

(n)                                 Such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

5.2                               Buyer Deliverables. At the Closing, Buyer shall deliver the following documents to the Company:

(a)                                 Executed counterparts of each Transaction Document and each Employment Agreement to which Buyer is a party.

(b)                                 A certificate of an authorized officer of Buyer certifying resolutions of the Board of Directors of Buyer adopting and approving the execution and delivery of this Agreement and any other Transaction Document to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby.

(c)                                  Evidence of all filings, notices, licenses, permits and other consents of, to or with, any Governmental Entity or any other Person that are required by Buyer (i) for the consummation of the transactions contemplated by the Transaction Documents; (ii) in order to prevent a breach of or default under or a right of termination or modification of any Contract to which the Company is a party or to which any portion of the property of Buyer is subject; or (iii) for the conduct of the business of Buyer as heretofore conducted following the Closing.

(d)                                 Such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby.

ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS

6.1                               Survival of Representations and Warranties.  All of the representations and warranties of the Company and/or the Seller Members, on the one hand, and Buyer, on the other hand, set forth in this Agreement, in any other Transaction Document or in any writing delivered by the Company or the Seller Member to Buyer in connection herewith or therewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of, or the acceptance of any certificate by or on behalf of, any Party, or the acceptance of any of the disclosure schedules attached hereto or any certificate).

6.2                               Indemnification of Buyer.

(a)                                 Subject to the limitations set forth in Sections 6.2(b) and 6.2(c), the Company and the Seller Member, jointly and severally, shall indemnify Buyer and each of its Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Buyer Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Buyer Party as and when incurred for, all Losses which any Buyer Party may incur, suffer, sustain or become subject to as a result of:

(i)                                     any breach of any representation or warranty made by the Company or the Seller Member and contained in this Agreement, any other Transaction Document or in any schedule or exhibit attached to this Agreement, any other Transaction Document or in any certificate delivered by the Company in connection with the Closing;

(ii)                                  any breach of any covenant made by or in respect of the Company or such Seller Member under this Agreement or any other Transaction Document;

(iii)                               any Liability related to a Purchased Asset arising on or before the Closing Date;

(iv)                              any inability to collect or retain in full any amounts due and payable or paid, respectively, pursuant to the arrangements listed on Schedule 2.18(b);

(v)                                 any Excluded Asset or Excluded Liability; and

(vi)                              any claim by any Person or Persons related to, or arising out of, any of the foregoing.

(b)                                 Survival Date.  Neither the Company nor the Seller Member will be liable with respect to any claim made pursuant to Section 6.2(a)(i) above for the breach of any representation or warranty contained in Article 2 of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by a Buyer Party to the Company or the Seller Member as applicable, as follows (such date, with respect to each Section, is referred to herein as its “Survival Date”):

(i)                                     on or before the date which is thirty (30) days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims arising under Sections 2.15 (Employee Benefits), 2.16 (Compliance with Laws) and/or 2.21 (Environmental and Safety Matters);

(ii)                                  at any time with respect to claims arising under Sections 2.1 (Organization; Corporate Power and Licenses of the Company), 2.2 (Capitalization and Related Matters), 2.3 (Subsidiaries; Investments), 2.4 (Authorization; No Breach), 2.8 (Tax Matters), 2.14 (Employees), and 2.10 (Intellectual Property Rights), as applicable (the representations and warranties contained in the Sections referenced in this clause (ii) and clause (i) are collectively referred to herein as the “Buyer Fundamental Representations” and, individually, as a “Buyer Fundamental Representation”);

(iii)                               on or before the second anniversary of the Closing Date with respect to claims arising under Sections 2.4(b) (No Breach), 2.18(b) (Certain Customer Contracts) or 2.19 (Warranties);

(iv)                              on or before the first anniversary of the Closing Date with respect to claims arising under any other Section of Article 2; and

(v)                                 notwithstanding the foregoing and subject to the limitations set forth in Section 6.2(c) below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, the Company and the Seller Members shall be required to indemnify any Buyer Party for all Losses that any Buyer Party may suffer with respect to such claim until such claim is finally resolved.

(c)                                  Limitations.

(i)                                     Notwithstanding anything in this Agreement to the contrary, (A) the Company and the Seller Members will not be liable to any Buyer Party for any Losses under Section 6.2(a)(i) (1) unless and until the aggregate amount of the Losses relating to all such claims exceeds twenty five thousand dollars ($25,000) (the “Threshold”), at which time the Company and the Seller Member shall be liable for the amount of all such Losses from the first dollar in accordance with the terms hereof; provided, however, the Company and the Seller Members shall not have any liability for any single Loss of less than $5,000 (or series of related Losses that in the aggregate do not exceed $5,000) (the “De Minimis Amount”), and (2) to the extent that the aggregate liability of the Company and the Seller Member for all such Losses exceeds four million five hundred thousand dollars ($4,500,000) plus the amount of any Earn-out Amount paid to the Company (the “Cap”); provided, however, that, notwithstanding anything to the contrary in this Agreement, none of the Threshold or the Cap shall apply to the any Losses resulting or arising from breaches of any Buyer Fundamental Representation or breach of Section 4.13 or any Losses resulting or arising from any instance of fraud, intentional misrepresentation, willful misconduct or gross negligence of the Seller Member or Company.

6.3                               Indemnification Provisions for Benefit of the Company and the Seller Member.

(a)                                 Subject to the limitations set forth in Sections 6.3(b) and 6.3(c), Buyer shall indemnify the Company and the Seller Member and each of their respective Affiliates, officers, directors, employees, agents, representatives, heirs, successors and permitted assigns (each, a “Seller Party”) and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Seller Party as and when incurred for, all Losses which any Seller Party may incur, suffer, sustain or become subject to as a result of:

(i)                                     any breach of any representation or warranty made by Buyer and contained in this Agreement, any other Transaction Document or in any schedule or exhibit attached to this Agreement, any other Transaction Document or in any certificate delivered by Buyer in connection with the Closing;

(ii)                                  any breach of any covenant or agreement of Buyer in any of the Transaction Documents;

(iii)                               any Liability related to a Purchased Asset arising after the Closing Date; and

(iv)                              any claim by any Person or Persons related to, or arising out of, any of the foregoing.

(b)                                 Survival Date.  Buyer will not be liable with respect to any claim made pursuant to Section 6.3(a)(i) above for the breach of any representation or warranty contained in Article 3 of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by the Representative to Buyer as follows:

(i)                                     at any time with respect to claims arising under Sections 3.1 (Organization of Buyer) and/or 3.2 (Authorization of Transaction) (the representations and warranties contained in the Sections referenced in this clause (i) are collectively referred to herein as the “Seller Fundamental Representations” and, individually, as a “Seller Fundamental Representation”);

(ii)                                  on or before the first anniversary of the Closing Date with respect to claims arising under any other Sections of Article 3; and

(iii)                               notwithstanding the foregoing and subject to the limitations set forth in Section 6.3(c) below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, Buyer shall be required to indemnify any Seller Party for all Losses that any Seller Party may suffer with respect to such claim until such claim is finally resolved.

(c)                                  Limitations.

(i)                                     Notwithstanding anything in this Agreement to the contrary, Buyer will not be liable to any Seller Party for any Losses under Section 6.3(a)(i) unless and until the aggregate amount of the Losses relating to all such claims exceeds the Threshold, at which time Buyer shall be liable for the amount of all such Losses from the first dollar in accordance with the terms hereof; provided, however, (A) Buyer shall not have any liability for the De Minimis Amount and (B) neither the Threshold nor the De Minimis Amount shall apply to the Losses resulting from breaches of the Seller Fundamental Representations or Section 4.13.

(ii)                                  The Seller Parties will use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event, fact or circumstance that would reasonably be expected to, or does, give rise to such Loss.

6.4                               Matters Involving Third Parties.

(a)                                 If any Seller Party or any Buyer Party seeks indemnification under this Article 6, such Person (the “Indemnified Party”) shall give written notice to the other Person (the “Indemnifying Party”). In that regard, if any Loss shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this Article 6 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Loss and the facts pertaining thereto; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder unless the delay in notice has a material adverse effect on the Indemnifying Party’s ability to successfully defend such claim or materially increases the amount of Losses with respect to such claim.

(b)                                 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Loss (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to the limitations contained in this Article 6), (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, (v) the Indemnifying Party actively and diligently conducts the defense of the Third Party Claim, and (vi) if the Third Party Claim relates to Taxes, the Third Party Claim would not, in the good faith judgment of the Indemnified Party, materially and adversely affect the Indemnified Party in respect of any Taxes or any Taxable period for which the Indemnifying Party would not be liable hereunder.

(c)                                  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (iii) except as provided in this Section 6.4(c), the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).  Notwithstanding the foregoing, if a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such offer within thirty (30) Business Days after its receipt of such notice, the Indemnifying Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(d)                                 In the event that any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.4 (but subject to the limitations contained in this Article 6).

6.5                               Manner of Payment.

(a)                                 Any indemnification payment to a Buyer Party pursuant to this Article 6 shall be effected by notice to Buyer under the Holdback Fund and, if the Holdback Fund is depleted, by wire transfer of immediately available funds to an account designated by Buyer within five (5) days after the determination of indemnification amounts, in each case, subject to the limitations contained in this Article 6; provided that in any indemnification claim by Buyer hereunder, Buyer shall in good faith and on reasonable grounds provide prior written notice to Seller Member and Company of such claim with reasonable support for such claim. Buyer Party shall have full rights after such written notice to collect from the Holdback Fund such amounts as asserted in such claim.  However, if Company or Seller Member disputes in good faith and on reasonable grounds such claim that there was no breach within 90 days following Buyer’s claim against the Holdback Fund and an arbitrator or a court of competent jurisdiction makes a final, un-appealable determination that each of Company and Seller Member were not in breach of this Agreement such that Buyer wrongfully collected funds from the Holdback Fund in violation of this Agreement Company and Seller Member shall be entitled to recover from such Buyer reasonable attorneys’ fees associated with establishing such breach of this Agreement by Buyer. A party shall be considered the prevailing party if (a) it initiated the litigation and subsequently obtained the relief it sought, either by or through a judgment or the non-prevailing party’s voluntary action prior to trial or judgment; (b) the non-prevailing party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought gains a final determination in a court of competent jurisdiction.

(b)                                 Any indemnification payment to the Company pursuant to this Article 6 shall be effected by wire transfer of immediately available funds to an account designated by the Company within five (5) days after the determination of indemnification amounts, in each case, subject to the limitations contained in this Article 6.  Any indemnification payment to the Seller Member pursuant to this Article 6 shall be effected by wire transfer of immediately available funds to the Seller Member to an account designated by the Seller Member within five (5) days after the determination of indemnification amounts.

(c)                                  Any indemnification payments made pursuant to this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable law.

6.6                               Insurance and Third Party Recovery.  In determining the liability of a Party for indemnification pursuant to this Article 6, no Loss shall be deemed to have been sustained to the extent of any proceeds previously received by such Party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery) or other recovery from a third party (net of all out-of-pocket costs directly related to such recovery).  If an amount is actually recovered from an insurance carrier or other third party after a payment has been made by the Indemnifying Party pursuant to this Article 6, then the party receiving such amount shall promptly remit such amount to the Indemnifying Party.

6.7                               Offset.  The Losses which any Buyer Party suffers, sustains or becomes subject to pursuant to this Article 6 (it being understood that such Losses must be determined in accordance with the terms and conditions set forth in this Agreement) may, at the option of such Buyer Party, be satisfied by setting off all or any portion of such Losses against any amounts which such Buyer Party owes to the Company or Selling Member, as the case may be, at such time.

6.8                               Delivery and Release of Holdback Fund.

(a)                                 Subject to the limitations and terms and conditions of this Article 6, to the extent that any Buyer Party is entitled to indemnification for any Loss pursuant to this Article 6, such Buyer Party shall be entitled to reimbursement out of the Holdback Fund; provided, however, that to the extent that the amount of such Losses exceed the amount remaining in the Holdback Fund or arise after the

Survival Date, the Buyer Party may collect such Losses directly from the Company or the Seller Member, jointly and severally.

(b)                                       The Company shall give written instruction to Buyer to release from the Holdback Fund and pay to the Company by wire transfer of immediately available funds to an account designated by the Company the amounts set forth below at the following times and subject to the following conditions:

(i)                                     On the one (1) year anniversary of the Closing Date, the remaining Holdback Amount minus the aggregate amount of any Good Faith Damages Estimate; or

(ii)                                  Within five (5) Business Days after the final resolution of a particular indemnity claim for which a Good Faith Damages Estimate is retained in the Holdback Fund pursuant to clause (b)(i) above, the amount, if any, by which such Good Faith Damages Estimate in respect of such claim exceeds the final determination of the Losses in respect of such claim.

(c)                                  The Buyer shall deposit the Holdback Fund in a bank account separate and apart from the other general operating accounts of Buyer for the benefit of and in trust for the Seller and Seller Member under the terms herein to be used exclusively for the purposes set forth in this Agreement.

ARTICLE 7-INTENTIONALLY DELETED

ARTICLE 8
CERTAIN DEFINITIONS

“Action” means any action, suit, proceeding, order, investigation, claim, grievance, arbitration, or complaint.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person.

“Assumed Contracts” means all Contracts to which the Company is a party other than those Contracts set forth on Schedule 1.1(b)(v)  and those terminated Contracts set forth on Schedule 8.1(i) (if any) hereto.  For the avoidance of doubt, Assumed Contracts shall include each Contract set forth on Schedule 8.1(ii) (except where such Contract is also expressly set forth on Schedule 1.1(b)(v) or Schedule 8.1(ii)), and any other Contract of the Company not disclosed to Buyer if Buyer notifies the Company that such Contract shall be an Assumed Contract after Buyer becomes aware of the existence thereof.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized to be closed by the Federal Reserve Bank in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Company Competitor” means any Person, or any business unit, division or subsidiary of any Person, whose principal business, is the providing of IT consulting, implementation, or business consulting services or products, including without limitation,  services related to SAP products and services in the banking, financial service and insurance industries.

“Company Customer(s)” means any of the customers or clients of the Company or Buyer and any of their Subsidiaries or subdivisions as of the Closing Date.

“Company Transaction Expenses” means (i) the fees and disbursements payable to legal counsel and accountants of the Company in connection with the transactions contemplated by the Transaction Documents and (ii) all other fees and expenses, in each case, incurred by the Company in connection with the transactions contemplated by the Transaction Documents as determined on the Closing Date, in each case, that have not been paid in full prior to the Closing Date.  “Company Transaction Expenses” shall also include, without limitation, any and all withholding, employment or other Taxes payable in connection with the amounts incurred pursuant to the immediately preceding sentence.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or the Seller Member as an owner of membership interests in the Company, as the case may be, in the performance of duties for, or on behalf of, an OSB Entity or that relates to the business, products, services or research of an OSB Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or members or their respective Affiliates, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, an OSB Entity, its Affiliates, their customers and their confidential information; (iii) industry research compiled by, or on behalf of an OSB Entity, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, an OSB Entity; (iv) compilations of data and analyses, processes, methods, track and performance records, and data and data bases relating thereto; and (v) information related to the Company’s Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information that (x) in no way relates or pertains to the Purchased Assets, or (y) the Company or the Seller Member can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of such Seller Member or a person that such Seller Member has direct control over.

“Contract” means any agreement, contract, instrument, lease, guaranty, indenture, license, or other legally binding arrangement, commitment or understanding between parties or by one party in favor of another party, whether written or oral.

“Employee Benefit Plan” means any Employee Pension Benefit Plan (including any Multiemployer Plan), Employee Welfare Benefit Plan, fringe benefit, bonus, deferred compensation, retirement, vacation, sick leave, severance, employment, executive compensation, change in control, incentive or other plan, program policy or arrangement, whether or not subject to ERISA and any plans, programs or arrangements providing compensation to employee and non-employee directors, established, maintained, or contributed to by the Company or otherwise for the benefit of its employees, officers, directors, members, Contingent Workers and their dependents or beneficiaries.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERlSA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Employer 401(k) Plan” means the Defined Contribution Retirement Savings Plan of Buyer, qualified under Section 401(k) of the Code.

“Environmental and Safety Requirements” means all federal, state, local and non-U.S. statutes, regulations, ordinances, guidelines and similar provisions whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted or in effect prior to, on or after the Closing Date.

“Environmental Liabilities” means any and all Liabilities arising in connection with or in any way relating to the past or current operation of the Business, whether contingent or fixed, actual or potential, known or unknown, that (i) arise under or relate to Environmental and Safety Requirements and (ii) arise from or relate in any way to actions occurring or conditions existing on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Excluded Taxes” means (i) all Taxes of the Company or any of its Affiliates, or for which the Company or any of its Affiliates is liable, for any taxable period, (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; and (iii) all Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, for the portion of such taxable period ending on the Closing Date, except as provided in Section 4.5(c).

“GAAP” or “US GAAP” means (for the purposes of this Agreement and any Schedules hereto) United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (i) province, region, state, county, city, town, village, district or other jurisdiction, (ii) federal, provincial, regional, state, local, municipal, non-U.S. or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), (iv) multinational organization, (v) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (vi) official of any of the foregoing.

“Good Faith Damages Estimate” means, with respect to any pending or unresolved claim asserted by a Buyer Party that is reasonably expected to result in indemnification pursuant to Article 6, an amount equal to the good faith estimate by the Buyer Party of its indemnifiable Losses in respect of such claim.

“Holdback Fund” means the Holdback Amount deposited by Buyer in a separate interest bearing account of Buyer solely for that purpose, together with any interest or earnings thereon.

“Indebtedness” means any of the following indebtedness of the Company, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of the Company under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) Liabilities to pay the deferred purchase price of property or services (other than those trade payables incurred in the ordinary course of business), (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases (as determined in accordance with GAAP), (vii) all Liabilities of the Company under conditional sale or other title retention agreements, (viii) all Liabilities with respect to vendor advances or any other advances made to the Company, (ix) all Liabilities of the Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) any deferred purchase price Liabilities related to past acquisitions, (xi) all Liabilities of the Company arising from any breach of any of the foregoing and (xii) all indebtedness of others guaranteed by the Company or secured by any Lien or security interest on the assets of the Company.

“Intellectual Property” means trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing, patents and patent applications, inventions, invention disclosures, trade secrets, technology, technical data, know how, methods and processes, copyrights and copyrightable works (including, without limitation, computer software, Open Source Software, source code, executable code, data, databases and documentation), proprietary information and data, all other intellectual property and registrations and applications for any of the foregoing.

“Knowledge” or “knowledge” “ means respect to any Person the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person; provided that in the case of the Company’s “Knowledge” or “knowledge” means the actual knowledge after reasonable inquiry of the Seller Member and senior executives of the Company or its Subsidiaries.

“Law” or “law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Requirement” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any Environmental and Safety Requirements and including any of the foregoing that relate to data use, privacy or protection.

“Liability” or “Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or becoming due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Loss” or “Losses” means any and all Liabilities, damages, fines, dues, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements and other losses (including diminution in value) and fees, costs and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and all other fees and expenses) as the same are incurred in connection with any Action, Third Party Claim or any other claim, default or assessment (including any claim asserting or disputing any right under this Agreement or any Transaction Documents against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA (Code Section 29 USC Section 1002(37)).

“Open Source Software” means computer software (including, without limitation, source code, object code, libraries and middleware) subject to the GNU General Public License, the Lesser GNU Public License or other similar licensing regimes commonly called “open source.”

“Operating Expense Amount” shall mean $160,000.

“Operating Profit Margin” shall mean, as a percentage of applicable Seller US GAAP revenue, operating profit of Seller per US GAAP, excluding interest and taxes and excluding acquisition amortization and transaction related costs under this transaction. The costs of revenue consist of payroll and related fringe benefits, reimbursable and non-reimbursable costs, immigration-related expenses, fees for subcontractors working on client engagements and share-based compensation expense for Seller IT professionals including account management personnel and operating expenses of Seller include and consist of payroll and related fringe benefits, commissions, selling, share-based compensation and non-reimbursable costs, as well as promotion, communications, management, finance, administrative, occupancy, marketing and depreciation and amortization (excluding amortization of this transaction) expenses directly related to the business of the Seller consistent with past practice..  For the avoidance of doubt the cost of revenue and expenses shall not include Buyer or other related entity charges for legal, finance, accounting, service, marketing, SEC, NASDAQ or other compliance or other corporate charges of any kind that are not directly related to the business of Seller or expenses which are not otherwise in Seller’s business plans as approved in writing by Buyer.

“ordinary course of business” means the ordinary course of the Company’s business consistent with past custom and practice, including as to frequency and amount.

“Party” or “Parties” means any party hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” means (i) statutory Liens for current property Taxes not yet due and payable, (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or due and which are not, individually or in the aggregate, material, (iii) zoning, entitlement, building and other land use regulations imposed by Government Entities having jurisdiction over the Leased Real Property which are not violated by the current or proposed use, operation or occupancy of the Leased Real Property by the Company or otherwise, and (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used by the Company.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Prospective Customer” means any proposed or prospective customer or client of the Company or Buyer and any of their subsidiaries, subdivisions, or Affiliates that (i) has had any correspondence with the Company, Buyer or any of their subsidiaries, subdivisions, or Affiliates, (ii) is listed on any of the Company’s, Buyer’s or any of their subsidiaries’, subdivisions’, or Affiliates’ internal pipeline discussions or related memoranda, (iii) is engaged in active negotiations with the Company, Buyer or any of their subsidiaries, subdivisions, or Affiliates on the Closing Date, or (iv) is otherwise being solicited by the Company or Buyer or any of their subsidiaries, subdivisions, or Affiliates, in each case within six (6) months prior to the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary(ies)” means any corporation or other Person which is an entity with respect to which another specified entity either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers of such Person, or (ii) owns a majority of the ownership interests of such entity.

“Tax” or “Taxes” means any federal, state, local, non-U.S. or other taxes, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom, duty, capital stock, branch, franchise”, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax, charge, custom, duty, fee, impost, levy or assessment imposed by any Governmental Entity including (i) any interest, penalty, or addition thereto, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Tax Return” means any return, declaration, report, estimate, claim for refund, information return or statement (including any attachment, amendment or schedule thereto) required to be filed, or which is otherwise filed, with any Governmental Entity in respect of any Tax.

“Transaction Documents” means this Agreement and any other Contracts or documents contemplated to be delivered or executed in connection herewith.

8.1                               Additional Definitions.

Term	Section
Active Employees	4.9(a)
Affiliated Transaction	2.17
Agreement	Preface
Allocation	1.5
Apportioned Obligations	4.5(c)
Assumed Liabilities	1.2(a)
Business	Preface
Buyer	Preface
Buyer Competitor	4.6(d)
Buyer Fundamental Representation(s)	6.2(b)(ii)
Buyer Party	6.2(a)
Cap	6.2(c)(i)
Causes of Action	9.14(a)
Closing	1.4(a)
Closing Date	1.4(a)
Combined Customers	4.6(e)
Company	Preface
Company 401(k) Plan	4.9(b)

Term	Section
Company Bonus Plans	1.2(b)(iii)
Company Competitor	4.6(d)
Company Employees	4.9(a)
Company Entity	2.10(a)
Company Intellectual Property	2.10(a)
Company Product	2.19
Company Trade Secrets	2.10(i)
Competitive Products	4.6(e)
Competitive Services	4.6(e)
Consents	2.22
Contingent Workers	2.14(b)
Current D&O Policy	2.13
CY14 Earn-Out Amount	1.5(g)(ii)
CY14 Target Period	1.5(b)
CY15 Earn-Out Amount	1.5(g)(iii)
CY15 Target Period	1.5(b)
De Minimis Amount	6.2(c)(i)
Dispute Notice	1.5(b)
Earn-Out Amount	1.5(g)(iii)
Earn-Out Statement	1.5(b)
Employee Obligations	2.14(b)
Employer	4.9(a)
Employment Agreements	5.1(h)
Excluded Assets	1.1(b)
Excluded Liabilities	1.2(b)
Financial Statements	2.5(a)
Foreign Employee	4.9(a)
FY14 Earn-Out Amount	1.5(g)(i)
FY14 Target Period	1.5(b)
Holdback Amount	1.4(d)
Inactive Employees	4.9(a)
Indemnified Party	6.4(a)
Indemnifying Party	6.4(a)
Independent Accountant	1.5
Insider	2.17
Interim Financial Statements	2.5(a)
Inventory	1.1(a)(ii)
Item of Dispute	1.5(b)
Key Employees	4.9(a)
Latest Balance Sheet	2.5(a)
Leased Real Property	2.20(b)
Leases	2.20(b)
Material Contract	2.9(b)
Material Customer	2.18(a)
Material Supplier	2.18(c)
Non-compete Period	4.6(d)
Non-Transferred Employees	4.9(a)
Permits	2.22(a)

Term	Section
Post-Closing Apportioned Period	4.5(c)
Pre-Closing Apportioned Period	4.5(c)
Pre-Closing Indemnitees	2.13
Products	2.10(a)
Prospective Customer	4.6(e)
Purchase Price	1.4(b)(i)
Purchased Assets	1.1(a)
Quarterly Financial Statements	4.11

Required Contract Consents	5.1(c)
Securities	2.2
Seller Account	1.4(b)(ii)
Seller Fundamental Representation(s)	6.3(b)(i)
Seller Members	Preface
Seller Party	6.3(a)
Survival Date	6.2(b)
Third Party Claim	6.4(a)
Threshold	6.2(c)(i)
Transfer Taxes	4.5(a)
Transferred Employees	4.9(a)
WARN Act	2.14(d)

ARTICLE 9
MISCELLANEOUS

9.1                               No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties (and, where indicated herein, with respect to Article 4, the Affiliates of the Parties and such other Persons designated therein) and their respective successors and permitted assigns.

9.2                               Entire Agreement.  This Agreement (including the Schedules, attachments and exhibits hereto and the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

9.3                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by the Company, the Seller Member without the prior written consent of Buyer, or by Buyer without the prior written consent of the Company or the Seller Member; provided, however, Buyer and its Affiliates shall have the right to assign (a) all or any portion of this Agreement and the other Transaction Documents (including its rights and obligations hereunder and thereunder), including its rights to indemnification, to any of its (whether prior to or subsequent to the Closing) lenders as collateral security, and (b) all or any portion of this Agreement and the other Transaction Documents and its rights and obligations hereunder and thereunder, including its rights to indemnification, in connection with a (i) merger or consolidation involving Buyer or its Subsidiaries, (ii) a sale of stock or assets (including any real estate) of Buyer or its Subsidiaries or (iii) dispositions of the business of the Company and its Subsidiaries or any part thereof; provided, further, that no such assignment shall release Buyer from any liability or obligation under this Agreement and provided that any successor or assign shall agree in writing to be bound by the obligations under this Agreement.

9.4                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.5                               Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6                               Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by telecopy (receipt confirmed) or by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to the Company or Seller Member:

Address 3 Arlington Court Warren, NJ 07059 Attn: Sunny Bathla Facsimile No:

With a copy to (which shall not constitute notice):

Marc D. Freedman Law Offices of Marc D. Freedman LLC 777 Terrace Avenue, 5th Floor Hasbrouck Heights, NJ 07604 Telephone (201) 288-7773 Facsimile (201) 288-7009

If to Buyer:

Virtusa Corporation 2000 West Park Drive Westborough, MA 01581 Attention: Ranjan Kalia Paul Tutun Facsimile No.: (508) 366-9901

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention:	John J. Egan
Edward A. King
Facsimile No.:	(617) 523-1231

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.7                               Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.8                               Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.9                               Incorporation of Schedules.  The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.10                        Construction.  Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail or unless the disclosure would be reasonably apparent to apply to another exception in the Schedule.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself) or such disclosure would be reasonably apparent that the listing of the document was adequate disclosure.  The disclosure of an item in one section or subsection of the Schedules shall be deemed to modify the representations and warranties of the Party contained in the section or subsection of this Agreement to which it corresponds but not any other representation and warranty of the Party in this Agreement unless such disclosure item is expressly cross-referenced as applying to such other representation and warranty of the Party or unless such disclosure item would be reasonably apparent to apply to such other representation or warranty.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

9.11                        Severability of Provisions.  If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

9.12                        Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or equity.

9.13                        Successor Laws.  Any reference to any particular Code section or any other Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

9.14                        Release.

(a)                                 Deleted

9.15                        Delivery by Facsimile, etc.  This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or “PDF” transmission, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such Contract shall raise the use of a facsimile machine or “PDF” transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of a facsimile machine or “PDF” transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

9.16                        Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.17                        Consent to Jurisdiction.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO

SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

9.18                        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 10

POST CLOSING OPERATIONS

10.1                        Buyer Covenants.  During the period beginning on the Closing Date and ending December 31, 2015 (the “Earnout Term”), Buyer shall:

At or prior to the Closing create, and thereafter maintain: true, complete and correct separate financial books and records of the results of operations (“Business Segment Records”), of a Company business segment (“Business Segment”) of sufficient detail so as to permit the accurate calculation of the Earn-Out and the production of financial statements of and for the Business Segment, including without limitation, a profit and loss statement, aged accounts receivables schedule and bad debts schedule; and record all transactions in the Business Segment Records, and prepare such financial statements in accordance with generally accepted accounting principles applied on a consistent basis and on a basis consistent with Buyer’s prior practices, except as herein expressly provided to the contrary.

10.2                        Negative Covenants of Buyer.                            Without limiting the generality of Section 10.1 hereof and in furtherance and not in limitation thereof, Buyer shall, during the Earn-Out Term:

(a) Provide the Company and Selling Member: with the full and complete financial and operating reporting package customarily provided to other members of business units of the Buyer, including the Earn-out Reports provided by Buyer to Company and Seller Member set forth in Section 1.5 herein.

(b) Selling Member may also request and should be provided (without undue delay) such additional reports as may be necessary for the management of the business consistent those reports which Buyer provides to other business units of the Buyer.

10.3  The parties will agree in writing upon general operating plans for the Business Segment for each applicable fiscal period, including each Target Period through December 31, 2015 and upon a methodology by which, for purposes of the earn-out provisions described in this Agreement, Target Revenue and Operating Profit Margin of the Company during such period can be calculated as if Company were operated as an independent entity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

OSB CONSULTING LLC

By:	/s/Sanjeev Bathla
Name:	Sanjeev Bathla
Title:	Managing Partner

VIRTUSA CORPORATION

By:	Thomas R. Holler
Name:	/s/ Thomas R. Holler
Title:	EVP & CSO

[Signature Page to Asset Purchase Agreement]

SELLER MEMBER

By:	/s/ Sanjeev Bathla
Name:	Sanjeev Bathla
Title:	Managing Partner

[Signature Page to Asset Purchase Agreement]